Exhibit 10.101

LEASE

BETWEEN

SAN RAFAEL LAND COMPANY, LLC,

AS LANDLORD,

AND

MANAGED HEALTH NETWORK, INC.,

AS TENANT

February 6, 2008

i

ii

SAN RAFAEL LAND COMPANY

BASIC LEASE INFORMATION

Date:	February 6, 2008

Landlord:	San Rafael Land Company, LLC

Tenant:	Managed Health Network, Inc.

Project:	The property, together with the two office buildings and other improvements being constructed thereon, known as 2350 and 2370 Kerner Blvd, San Rafael, California

Building:	The southerly of the two office buildings being constructed by Landlord on the Project, known as “Building One” and having an address of 2370 Kerner Blvd, San Rafael, California

Premises:	Approximately Sixty-Two Thousand Six Hundred Forty-Seven (62,647) square feet of Rentable Area on the Second (2nd) and Third (3rd) Floors of the Building as more particularly identified on Exhibit A attached hereto, consisting of the North Wing (which contains Twenty-Three Thousand Forty-One (23,041) square feet of Rentable Area), Second Floor South Wing (which contains Nineteen Thousand Four Hundred Eighty (19,480) square feet of Rentable Area) and Third Floor South Wing (which contains Twenty Thousand One Hundred Twenty-Six (20,126) square feet of Rentable Area), all subject to measurement and adjustment as described in Section 1(c);

Initial Term:	Seven (7) years, commencing as of the first to occur of the North Wing Commencement Date, Second Floor South Wing Commencement Date or Third Floor South Wing Commencement Date and continuing to and including the Term Expiration Date, subject to Sections 2(e) and 3

Basic Rent:	See Section 4(a)

Commencement Date:	(i) With respect to the North Wing, the date the North Wing is Substantially Complete (the “North Wing Commencement Date”), which the parties estimate will be on or before May 14, 2008; (ii) with respect to the Second Floor South Wing, the date the Second Floor South Wing is Substantially Complete (the “Second Floor South Wing Commencement Date”), which the parties estimate will be on or before June 12, 2008; and (iii) with respect to the Third Floor South Wing, the date the Third Floor South Wing is Substantially Complete (the “Third Floor South Wing Commencement Date”), which the parties estimate will be on or before June 25, 2008; each of the foregoing estimated dates of commencement being, with respect to the applicable portion of the Premises hereinabove identified, sometimes referred to in this Lease as the “Projected Commencement Date”

Term Expiration Date:	The day immediately preceding the seventh (7th ) anniversary of the last to occur of the North Wing Commencement Date, Second Floor South Wing Commencement Date or Third Floor South Wing Commencement Date

Security Deposit:	Waived

Base Year:	2008; provided, however, that with respect to Property Taxes, the Base Year shall be the 2008/2009 tax year

Tenant’s Proportionate Share:	The ratio which the Rentable Area of the Premises bears to the Rentable Area of the Project

Tenant Improvements:	See Section 8 and Exhibits B, C and D

Tenant Improvement Allowance:	An amount equal to Fifty Dollars ($50.00) per square foot of Rentable Area contained in the Premises, subject to adjustment as described in Section 1(c)

Tenant’s Broker:	Madison Partners

OFFICE LEASE

THIS LEASE is entered into by and between Landlord and Tenant, as specified in the Basic Lease Information, which is incorporated herein by reference, as of the date shown in the Basic Lease Information.

1. PREMISES.

(a) Initial Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises (as described in Section 1(b)) upon and subject to the terms, covenants and conditions herein set forth. Landlord and Tenant each covenant, as a material part of the consideration for this Lease, to keep and perform each and all of said terms, covenants and conditions for which each party is responsible and this Lease is entered into upon the condition of such performance.

(b) Location of Premises. The Premises shall be located as shown on Exhibit A. The Premises, in the aggregate, consists of the following premises: (i) the premises shown on Exhibit A and identified thereon as the North Wing (C-1) and the North Wing (G-1) (collectively, the “North Wing”); (ii) the premises shown on Exhibit A and identified thereon as the South Wing (D-1) (the “Second Floor South Wing”); and (iii) the premises shown on Exhibit A and identified thereon as the South Wing (F-1) (the “Third Floor South Wing”). The North Wing, Second Floor South Wing and Third Floor South Wing contain the Rentable Areas specified for such portions in the Basic Lease Information. The foregoing notwithstanding, no portion of the North Wing, Second Floor South Wing or Third Floor South Wing shall be deemed to be a part of the Premises unless and until the Commencement Date (as defined in Section 2) with respect to such portion has occurred in accordance with the provisions of this Lease.

(c) Verification of Rentable Area of Premises, Building and Project.

(i) For the purposes of this Lease:

(A) “Rentable Area” of the Premises shall be the product of: (x) the “usable area” of the Premises, as calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, [ANSI Z65.1 – 1996] (“BOMA Standard”); multiplied by (y) one hundred twelve percent (112%) (or one hundred fifteen percent (115%) with respect to the Third (3rd) Floor of the Building containing the premises.

(B) “Rentable Area” of the Project shall be the product of: (x) the aggregate “usable area” of the Project, as designed and as calculated pursuant to the BOMA Standard; multiplied by (y) one hundred twelve percent (112%) (or one hundred fifteen percent (115%) with respect to the Third (3rd) Floor of the Building).

(C) “Building” means the southerly of the two office buildings on the Project, known as “Building One” and having an address of 2370 Kerner Blvd, San Rafael, California. As of the date of this Lease, the construction of the Building (including the “shell” elements set forth in Exhibit H) is substantially complete.

(D) “Buildings” means, collectively, the Building and the other building on the Project.

(E) “Project” means the land, together with the Buildings and other improvements now or in the future constructed thereon, known as 2350 and 2370 Kerner Blvd, San Rafael, California.

(ii) The Rentable Area of the Premises, the Building and the Project shall be determined by Landlord’s architect. Upon the completion of such determination, Landlord shall notify Tenant of the correct Rentable Areas of each of them, and, if the Premises are determined to contain more or less than Sixty-Two Thousand Six Hundred Forty-Seven (62,647) square feet of Rentable Area, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease proportionately adjusting all amounts and percentages appearing or referred to in this Lease based upon Rentable Area (including, without limitation, the amounts of Basic Rent and Tenant’s Proportionate Share of Operating Expenses); provided, however, that in no event will such measurement result in an increase to Tenant in Basic Rent or Tenant’s Proportionate Share of Operating Expenses of more than five percent (5%).

(iii) In the event that Tenant elects to cause its architect also to measure the Rentable Area of the Premises, it shall do so from the Building Plans within thirty (30) days of the receipt by Tenant of such Building Plans from Landlord, and if the results of such measurement vary by more than two percent (2%) from the amount determined by Landlord’s architect, Tenant shall so notify Landlord. Landlord shall then select another architect, who shall be subject to the reasonable approval of Tenant, and Landlord and Tenant shall together request that such other architect determine the Rentable Area of the Buildings and the Premises from the plans, which determination shall be binding on Landlord and Tenant. The costs of such determination shall be paid by Landlord and Tenant in equal shares.

2. TERM.

(a) Initial Term. Except as otherwise provided herein, the term of this Lease shall be the Initial Term as set forth in the Basic Lease Information (“Initial Term”), commencing as of the first to occur of the Commencement Dates set forth in the Basic Lease Information (each such commencement date a “Commencement Date”). The Initial Term shall end as of the Term Expiration Date as set forth in the Basic Lease Information (the “Term Expiration Date”). The Initial Term, together with any extension term as to which a right has been properly exercised or as to which Landlord and Tenant have otherwise agreed in writing, shall be referred to as the “Term.”

(b) Confirmation of Lease Term. When the Commencement Dates and the Term Expiration Date have been ascertained, the parties shall promptly complete and execute an acknowledgement of the Commencement Dates and the Term Expiration Date using a Notice of Lease Term Dates in the form of Exhibit E attached hereto.

(c) Early Access. Landlord shall provide Tenant and its representatives access to the Building, the North Wing, Second Floor South Wing and Third Floor South Wing reasonably following the date upon which Landlord executes a countersigned original of this Lease. Such access shall be utilized by Tenant for the sole purpose of installing its telecommunications installations, data cabling, furniture and special fixtures in such premises in connection with the commencement of its business operations therein. Upon such entry, Tenant shall perform all of the obligations of Tenant applicable under this Lease during the Term (except the obligation to pay Basic Rent, Tenant’s Proportionate Share of Operating Expenses, the costs of parking at the Project, the cost of using the Building freight elevator and loading docks, or the cost of utilities or temporary heating, ventilating and air conditioning provided by Landlord to such portions of the Premises during such early access or entry period), including, without limitation, obligations pertaining to insurance, indemnity, compliance with laws and Hazardous Materials. Subject to the provisions of Sections 23 and 24, Tenant acknowledges and agrees that Landlord shall not be liable to Tenant or any Tenant Party (as that term is defined in Section 25(c)) for any injury, loss or damage to person or property which may occur in connection with such entry, the same being at Tenant’s or any such Tenant Party’s sole risk and liability.

(d) Building Riser and Minimum Point of Entry Access. Tenant shall have reasonable, non-exclusive access twenty-four (24) hours per day, seven (7) days per week (subject to (i) all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees and (ii) restrictions on access imposed or recommended as a result of an emergency) to the Building’s riser and minimum point of entry (“MPOE”), at no charge (except as otherwise specifically provided in this Lease), for the purpose of installing, operating, repairing, maintaining and replacing Tenant’s telecommunications, data and security cabling used in connection with Tenant’s business operations in the Premises, subject to such reasonable rules, procedures and security measures (including, without limitation, the presence of and supervision by Landlord’s riser manager, if any) as Landlord may adopt, and subject to restrictions on access imposed or recommended as a result of an emergency. Tenant may utilize Tenant’s vendor or vendors (subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed) for the purposes of installing, operating, repairing, maintaining and replacing such telecommunications and data cabling. Landlord shall reasonably cooperate with Tenant in connection with the exercise of Tenant’s rights under this Section 2(d).

(e) Early Termination. Tenant shall have the one-time right to terminate this Lease (the “Termination Right”) effective as of the last day of the Sixtieth (60th) Lease Month (the “Termination Date”), provided that:

(i) Tenant shall have given Landlord written notice of Tenant’s exercise of the Termination Right at least twelve (12) months prior to the Termination Date; and

(ii) No later than thirty (30) days prior to the Termination Date, Tenant shall pay to Landlord a termination payment equal to the sum of: (i) the then unamortized portion of any out-of-pocket costs actually incurred by Landlord associated with the making of this Lease (including without limitation legal, brokerage, architect and engineering fees, Landlord’s Contribution and the Offering Space Alterations Allowance (defined in Section 45(b) below), if any), as if such costs were amortized in equal monthly installments over the Term with interest at the rate of ten percent (10%) per annum; and (ii) any Basic Rent, Tenant’s Proportionate Share of Operating Expenses and additional rent past due from Tenant under the terms of this Lease; and

(iii) At the written request of Tenant given no earlier than sixty (60) days prior to the Termination Date, Landlord shall provided Tenant with Landlord’s calculation of the termination payment required pursuant to the provisions of Section 2(e)(ii) above, and Landlord shall use its best efforts to deliver such calculation to Tenant within thirty-five (35) days prior to the Termination Date; provided, however, that: (i) any failure by Landlord to provide Tenant with such calculation shall not release Tenant from making the termination payment required pursuant to the provisions of Section 2(e)(ii) above, and (ii) Tenant may delay payment of the Termination Fee until the fifth (5th) business day following the date upon which Landlord delivers such calculation to Tenant (such payment obligation to survive the expiration or earlier termination of this Lease); and

(iv) If Tenant gives the notice of termination referred to in Section 2(e)(i) but fails to make the termination payment required by Section 2(e)(ii), then Landlord may elect by written notice to Tenant either to deem the notice of termination ineffective, in which event this Lease shall not terminate, or to allow this Lease to be terminated and to collect the termination payment described in Section 2(e)(ii) from Tenant; and

(v) If this Lease is terminated early pursuant to the provisions of this Section 2(e), Tenant shall quit and surrender possession of the Premises to Landlord on the Termination Date in the manner and condition required under the terms of this Lease.

3. OPTION TO EXTEND THE TERM.

(a) Extension Term. Landlord grants to Tenant the option to extend the Term (the “Extension Option”) for one (1) additional consecutive term of five (5) years (the “Extension Term”). Tenant may elect, at the time that it exercises its option to extend the Term, to extend with respect to all the Premises then leased by Tenant. The Extension Term, if any, shall commence immediately following the Term Expiration Date of the Initial Term. The Extension Option shall be exercised, if at all, by written notice to Landlord at any time during the Initial Term on or before the date that is no later than nine (9) months prior to the Term Expiration Date, which notice shall be irrevocable by Tenant. Notwithstanding the foregoing, if an Event of Default (as defined in Section 30(a)) exists under this Lease either at the time Tenant exercises the Extension Option or upon the commencement of the Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies under this Lease, the right to terminate the Extension Option and to cancel unilaterally Tenant’s exercise of the Extension Option, in which event the Term Expiration Date of this Lease shall be and remain the day of expiration of the Initial Term of this Lease, and Tenant shall have no further rights under this Lease to renew or extend the Term. Except as expressly set forth in this Section 3(a), Tenant shall not have any option to extend the Term of this Lease.

(b) Extension Term Rent. The Extension Term shall be upon and subject to all of the terms, covenants and conditions of this Lease; provided, however, that: (i) the Basic Rent for the Extension Term shall be equal to the Fair Market Rental Value for the Extension Term; and (ii) the Base Year for the Extension Term shall be the first full calendar year during the Extension Term. Such Basic Rent shall be determined by Landlord not later than four (4) months prior to the commencement of the Extension Term. Tenant shall send to Landlord a written notice, within thirty (30) days after the date of Landlord’s notice setting forth the Fair Market Rental Value for the Extension Term, which notice shall state that Tenant either (x)

agrees with Landlord’s determination of Fair Market Rental Value for the Extension Term or (y) disagrees with Landlord’s determination of Fair Market Rental Value for the Extension Term and elects to resolve the disagreement as provided in Section 3(d)(i) below. If Tenant does not send to Landlord a notice as provided in the previous sentence within the said thirty (30) day period, Landlord’s determination of the Fair Market Rental Value shall be binding on Landlord and Tenant. Until the disagreement is resolved as provided in Section 3(d)(i) below, Tenant’s monthly payments of Basic Rent shall be in an amount not less than the greater of (x) Landlord’s determination of the Fair Market Rental Value and (y) the Basic Rent payable for the twelve (12) month period immediately preceding the commencement of the Extension Term. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the brokers or appraisers, as applicable, one party shall make any necessary payment to the other party in order to adjust the amount previously paid by Tenant during the Extension Term to the Fair Market Rental Value as determined. Notwithstanding anything to the contrary set forth in this Section 3, in no event shall the Basic Rent for the Extension Term be less than the Basic Rent payable immediately preceding the commencement of the Extension Term (not taking into account any abatements or reductions in Basic Rent which may have been applicable during such period pursuant to the provisions of this Lease). Tenant shall in any event pay all applicable additional charges with respect to the Premises, in the manner and at the times provided in this Lease, effective upon the commencement of the Extension Term, and notwithstanding any dispute regarding the Basic Rent for the Extension Term, using the Base Year for the Extension Term as adjusted pursuant to this Section 3(b).

(c) Extension Term Alterations Allowance. In the event that Tenant exercises its Extension Option and provided that such Extension Option is not terminated by Landlord pursuant to Section 3(a) above prior to commencement of the Extension Term, Landlord shall provide Tenant an allowance (“Extension Term Alterations Allowance”) in reimbursement for the costs (or a portion of the costs) for designing and constructing Alterations to the Premises in an amount equal to Seven Dollars ($7.00) per square foot of Rentable Area contained in the Premises as of the date of commencement of the Extension Term. Such reimbursements from the Extension Term Alterations Allowance shall be made by Landlord within thirty (30) days following the later to occur of: (i) the presentation by Tenant to Landlord of reasonable evidence of the amounts so incurred and paid by Tenant for such Alterations; or (ii) the presentation by Tenant to Landlord of all appropriate lien releases from all contractors, subcontractors, sub-subcontractors, suppliers, materialmen and design professionals performing work or services on behalf of Tenant with respect to such Alterations. The other provisions of this Section 3(c) notwithstanding, (i) Landlord shall not be required to pay any part of the Extension Term Alterations Allowance on or following the eighteen (18) month anniversary of the commencement of the Extension Term, and, (ii) Landlord shall not be required to pay any part of Landlord’s Contribution if there then exists an Event of Default under this Lease.

(d) Determination of Fair Market Rental Value. As used in this Lease, the term “Fair Market Rental Value” shall mean the product of: (i) the Rentable Area of the Premises; multiplied by (ii) the average rental rate per rentable square foot per month (taking into account additional rent and all other monetary payments and considering any base year or expense stop applicable thereto), including all escalations, for all leases for comparable, unencumbered space for approximately the same lease term executed at the Project and/or any other comparable Class A building in terms of size, quality, level of services, amenities, views, age and appearance located within the portion of Marin County south of the most northerly point of the city limits of San Rafael, during the twelve (12) month period immediately preceding the date upon which the determination of Fair Market Rental Value is made, and having a commencement date within six (6) months of the date that the Fair Market Rental Value will commence under this Lease, and taking into account (A) any tenant improvements and other concessions (including any free and abated rent) granted to Tenant and tenants under leases of such comparable space or then existing in the Premises or the premises in the transaction, and (B) whether the transaction is an initial lease or a renewal or extension of an existing lease. Costs which are incurred by a landlord in connection with the negotiation and documentation of a lease transaction, and other costs incurred by a landlord which are not paid to or for the direct benefit of the tenant, shall not be considered.

(i) Any disagreement regarding the Fair Market Rental Value for the purposes of this Section 3 shall be resolved as follows:

(A) Within twenty (20) days after Tenant’s response to Landlord’s notice of Landlord’s initial determination of the Fair Market Rental Value, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to resolve any such disagreement.

(B) If, within the twenty (20) day consultation period described in subsection 3(d)(i)(A) above, Landlord and Tenant cannot reach an agreement as to the Fair Market Rental Value, they shall each make a separate determination of the Fair Market Rental Value within five (5) business days after the expiration of the said twenty (20) day period, and such determinations shall be submitted to arbitration in accordance with subsection 3(d)(i)(C) below; provided that, if only one (1) determination of Fair Market Rental Value is submitted to arbitration within the said five (5) business day period, then such determination shall be the Basic Rent for the Extension Term and the parties shall not proceed with arbitration.

(C) If the Basic Rent has not been determined pursuant to the procedures outlined above, Landlord and Tenant shall each appoint one arbitrator who shall be either a real estate broker or MAI appraiser and shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial mid-rise and/or high-rise properties in the greater San Francisco metropolitan area. Each such arbitrator shall be appointed within five (5) business days after the expiration of the twenty (20) day period described in subsection 3(d)(i)(B) above. The two (2) arbitrators so appointed shall within ten (10) days of the date of appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the first two (2) arbitrators. The determination of the arbitrators shall be limited solely to the issue of whether the Landlord’s or the Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value of the Premises, as determined by the arbitrators. The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use the Landlord’s or the Tenant’s submitted Fair Market Rental Value as the Basic Rent for the Extension Term, and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an arbitrator within the five (5) business day period provided above, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the ten (10) day period provided above, or both parties fail to appoint an arbitrator within the five (5) business day period provided above, then Landlord shall prepare and submit to Tenant a list of three (3) proposed arbitrators that possess the required qualifications as set forth above; provided that none of such proposed arbitrators nor the firm for which any of them works shall be a current or past affiliate of either Landlord or Tenant or currently retained or employed by Landlord or Tenant. Within five (5) business days after receipt of such list, Tenant shall select an arbitrator therefrom and such person shall be the third or single, as the case may be, arbitrator hereunder. If Tenant fails to make such selection with such five (5) business day period, then Landlord shall select the third or single, as the case may be, arbitrator from such list. Each party shall pay the cost of the arbitrator which it first selects and the parties shall share equally the cost of the third arbitrator.

4. BASIC RENT.

(a) Basic Rent Payments. Tenant agrees to pay Landlord basic rent with respect to the Premises (“Basic Rent”) as follows:

(i) Commencing as of the North Wing Commencement Date and continuing to and including the day immediately preceding the First (1st) Lease Month, Tenant agrees to pay Landlord Basic Rent with respect to the North Wing at the rate of Two Dollars and Ninety-Five Cents ($2.95) per month per square foot of Rentable Area contained in the North Wing.

(ii) Commencing as of the Second Floor South Wing Commencement Date and continuing to and including the day immediately preceding the First (1st) Lease Month, Tenant agrees to pay Landlord Basic Rent with respect to the Second Floor South Wing at the rate of Two Dollars and Ninety-Five Cents ($2.95) per month per square foot of Rentable Area contained in the Second Floor South Wing.

(iii) Commencing as of the Third Floor South Wing Commencement Date and continuing to and including the day immediately preceding the First (1st) Lease Month, Tenant agrees to pay Landlord Basic Rent with respect to the Third Floor South Wing at the rate of Two Dollars and Ninety-Five Cents ($2.95) per month per square foot of Rentable Area contained in the Third Floor South Wing.

(iv) Commencing as of the First (1st) Lease Month, Tenant agrees to pay Landlord Basic Rent with respect to the entire Premises at the following rates per square foot of Rentable Area in the entire Premises:

Lease Months	Monthly Rate per Square Foot of Rentable Area in the Premises
1-12	$2.95
13-24	$3.04
25-36	$3.13

37-48	$3.22
49-60	$3.32
61-72	$3.42
73-84	$3.52

(b) Lease Month. The term “Lease Month” shall mean a period commencing as of a particular date and continuing to and including the day immediately preceding the same day of the next calendar month (or, if the next calendar month does not contain such a same day due to being shorter in duration, then continuing to and including the last day of such next calendar month). The First (1st) Lease Month shall commence as of the last to occur of the North Wing Commencement Date, Second Floor South Wing Commencement Date or Third Floor South Wing Commencement Date, and successive Lease Months shall be consecutively numbered.

(c) Method of Payment. Basic Rent with respect to the North Wing, Second Floor South Wing and Third Floor South Wing shall be payable monthly during the Term, commencing as to each such portion of the Premises as of the Commencement Date for such portion of the Premises as provided in the foregoing provisions of this Section 4. Each monthly installment of Basic Rent shall be payable in advance on the first day of each calendar month during the Term, except that the First (1st) Lease Month’s installment shall be paid within fifteen (15) days of full execution hereof. If the rate at which Basic Rent is payable under this Lease changes on a day other than the first day of a calendar month, then the Basic Rent for such calendar month shall be prorated on a daily basis to take such change into account, and any additional amount due as a result of such proration shall be paid on the first day of the calendar month for which the proration occurs. In addition to the Basic Rent, Tenant agrees to pay as additional rent the amount of additional rent and rent adjustments and other charges required by this Lease. All rent shall be paid to Landlord, without prior demand and without any deduction or offset (except as otherwise specifically provided in this Lease or under applicable law), in lawful money of the United States of America, at the address of Landlord designated in Section 36 below or to such other person or at such other place as Landlord may from time to time designate in writing. Except as otherwise provided in this Lease, in the event of a remeasurement or adjustment of the area of the Premises, the Basic Rent shall be recalculated using the Basic Rent rates set forth in this Section 4 (“Basic Rental Rates”).

5. ADDITIONAL RENT. In addition to the Basic Rent provided in Section 4 of this Lease, Tenant shall pay Tenant’s Proportionate Share as specified in the Basic Lease Information (“Tenant’s Proportionate Share”), of the increase in Actual Operating Expenses for each Operating Year over the Base Amount (as such terms are defined below). Tenant’s Proportionate Share may change based on remeasurement or adjustment of the area of the Project or the Premises as described in Section 1(c). In addition, whenever additional space is added to the Premises, Tenant’s Proportionate Share shall increase accordingly.

(a) Estimated Operating Expenses. Within ninety (90) days after the close of each Operating Year during the Term, Landlord shall furnish Tenant a written statement of the “Estimated Operating Expenses” for the then current Operating Year, and a corresponding calculation of additional rent, which shall be one-twelfth (1/12) of Tenant’s Proportionate Share of the amount, if any, by which the Estimated Operating Expenses exceed the Base Amount.

Commencing as of the later of the first (1st) anniversary of the Base Year or the thirteenth (13th) month anniversary of the first to occur of the North Wing Commencement Date, Second Floor South Wing Commencement Date or Third Floor South Wing Commencement Date, such additional amount shall be added to the monthly installment of Basic Rent payable by Tenant under this Lease for each month during such Operating Year.

(b) Actual Operating Expenses. Within one hundred twenty (120) days after the close of each Operating Year (including the Base Year) during the Term, Landlord shall deliver to Tenant a reasonably detailed written statement setting forth the Actual Operating Expenses during the preceding Operating Year. Any such written statement shall describe in reasonable detail any gross up of Actual Operating Expenses. For each Operating Year following the Base Year, if such expenses for such Operating Year exceed the Estimated Operating Expenses paid by Tenant to Landlord pursuant to Section 5(a), Tenant shall pay Tenant’s Proportionate Share of the amount of such excess to Landlord as additional rent within thirty (30) days after receipt by Tenant of such statement. If such statement shows Tenant’s Proportionate Share of such expenses to be less than the amount paid by Tenant to Landlord pursuant to Section 5(a), then the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) days following the date of such statement or, at Landlord’s option, credited by Landlord to the payment of rent next due (which amount, if credited, shall be communicated to Tenant in writing). Landlord’s failure to give such notice and statement within one hundred twenty (120) days after the close of any Operating Year shall not release either party from the obligation to make the adjustment provided for in this Section 5(b); provided, however, that Landlord’s failure to give such notice or statement within one hundred eighty (180) days after the close of any Operating Year shall be deemed to be an unconditional waiver of Landlord’s right to collect the adjustment provided for in this Section 5(b) for such Operating Year, except with respect to items of Operating Expenses or Property Taxes the exact and final amount of which could not be ascertained through the exercise of reasonable diligence within such one hundred eighty (180) day period, as to which items the adjustment provided for in this Section 5(b) for such Operating Year shall be made when the exact and final amount of such items can be ascertained. The determination of Actual Operating Expenses and Estimated Operating Expenses shall be made by Landlord.

(c) Method of Payment. Any payments pursuant to this Section 5 shall be additional rent payable by Tenant hereunder, and in the event of nonpayment thereof, Landlord shall have the same rights with respect to such nonpayment as it has with respect to any other nonpayment of rent hereunder.

(d) Refund of Property Taxes. If any Property Taxes previously included in any Actual Operating Expenses paid by Tenant are subsequently refunded, Landlord shall pay to Tenant within thirty (30) days after receipt thereof Tenant’s Proportionate Share of such refund, net of any costs of obtaining the refund not already included in Actual Operating Expenses. The foregoing obligation of Landlord shall survive the expiration or earlier termination of this Lease

(e) End of Term. If this Lease shall terminate on a day other than the last day of an Operating Year, the amount of any adjustment between Estimated Operating Expenses and Actual Operating Expenses with respect to the Operating Year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such

Operating Year, to and including such termination date, bears to three hundred sixty-five (365); and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery of the statement of Actual Operating Expenses with respect to such Operating Year. The obligations of Tenant and Landlord to make adjusting payments pursuant to this Section 5 shall survive the expiration or earlier termination of this Lease.

(f) Definitions. The following terms shall have the respective meanings hereinafter specified:

(i) “Base Amount” shall mean an amount equal to the Actual Operating Expenses for the Base Year (as defined in the Basic Lease Information); provided that if less than ninety-five percent (95%) of the total Rentable Area of the Project is occupied during the Base Year, then the Actual Operating Expenses actually incurred for the Base Year shall be adjusted by Landlord to the amount which would have been incurred if ninety-five percent (95%) of the total Rentable Area of the Project had been completed with tenant improvements and leased and occupied, and as if all tenants were paying full rent (as opposed to free rent or half-rent, it being the intention that any expense, such as a management fee, that varies with the amount of rent paid shall be calculated as if all tenants were paying full rent), for the entire Base Year.

(ii) “Common Areas” shall, subject to the provisions of Section 44, mean the areas of the Building and the Project devoted by Landlord to non-exclusive uses such as lobbies, fire vestibules, rest rooms, mechanical areas, tenant and ground floor corridors, elevator foyers, electrical and janitorial closets, ground floor lobbies, telephone and equipment rooms, parking areas, landscaping, the flat portions of the roof of the Building, and other similar facilities maintained for the benefit of Building tenants and invitees.

(iii) “Operating Year” shall mean a calendar year commencing January 1 and ending December 31.

(iv) “Operating Expenses” shall mean all expenses Landlord has paid or incurred, or become obligated to pay or incur, for maintaining, owning, operating and repairing the Project, including, without limitation, the Building, and the personal property used in conjunction therewith, determined in accordance with generally accepted accounting principles, consistently applied, including, but not limited to expenses incurred or paid for: (i) Property Taxes (as hereinafter defined); (ii) utilities for the Project, including but not limited to electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating; (iii) permits, licenses and certificates necessary to operate, manage and lease the Project; (iv) insurance Landlord deems appropriate to carry; (v) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project; (vi) accounting, legal, inspection, consulting, concierge and other services; (vii) equipment rental (or installment equipment purchase or equipment financing agreements); (viii) management agreements (including the cost of any management fee actually paid thereunder and the fair rental value of any office space provided thereunder, up to customary and reasonable amounts); (ix) wages, salaries and other compensation and benefits (including the fair value of any parking privileges provided) for all persons at or below the level of Director of Operations engaged in the operation, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (x) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development or similar arrangement; (xi) operation, repair and maintenance of all systems and equipment and components thereof (including replacement of components); (xii) janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, and cleaning of walks, parking facilities and building walls; (xiii) replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities; (xiv) maintenance and replacement of shrubs, trees, grass, sod and other landscape items, irrigation systems, drainage facilities, fences, curbs, and walkways; (xv) re-paving (which expenditures shall, to the extent such expenditures are capital expenditures, be amortized for purposes of this Lease over the useful life of the items being amortized, as determined by Landlord in its reasonable discretion) and re-striping parking facilities; (xvi) roof repairs and replacement, which expenditures shall, to the extent such expenditures are capital expenditures, be amortized for purposes of this Lease over the useful life of the items being amortized (as determined by Landlord in its reasonable discretion); and (xvii) capital expenditures made to reduce Operating Expenses (provided that the amount chargeable as an Operating Expense in any year shall not exceed Landlord’s reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both), or to comply with any laws or other governmental requirements, or for replacements (as opposed to additions or new improvements) of non-structural items located in the Common Areas of the Project required to keep such areas in good condition, which capital expenditures shall be amortized for purposes of this Lease over the useful life of the items being amortized (as determined by Landlord in its reasonable discretion). Notwithstanding the foregoing to the contrary, Operating Expenses shall not include (a) depreciation, interest and amortization on mortgages or other debt costs or ground lease payments, if any; (b) legal fees, accounting fees and other expenses incurred in connection with leasing, tenant disputes or enforcement of leases (as opposed to accounting fees and other expenses incurred in connection with the operation of the Project or the determination of Operating Expenses) or disputes regarding or associated with the enforcement or defense of Landlord’s title to or interest in the Project or any part thereof; (c) real estate brokers’ leasing commissions; (d) improvements or alterations to tenant spaces; (e) the cost of providing any service directly to and paid directly by, any other tenant of the Project (other than through payment of a proportionate share of Actual Operating Expenses or other similar general operating expense reimbursement procedure); (f) costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Expenses in the year in which received); (g) capital expenditures except those capital expenditures specifically referenced in the preceding sentence; (h) costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the maintenance, operation and repair of the Project, including legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building’s owners or lenders); (i) costs incurred by Landlord due to the violation by Landlord or any other specific tenant of the terms and condition of any lease of space in the Building or Project, which would not have otherwise been incurred in the absence of such violation; (j) if and during such time that Landlord is managing the Building on its own behalf or through an affiliate, any management fee in excess of that obtainable from a first-class management company unaffiliated with Landlord which does not have a brokerage listing agreement with Landlord for the Building or any other building owned by Landlord; (k) any cost representing an amount paid to any person, firm, corporation or other entity related to or affiliated with Landlord, which amount is in excess of the amount which would have reasonably been paid in the absence of such relationship for comparable work or services involving the Building or comparable buildings in the general vicinity of the Building; (l) costs for repairs or replacements covered by third-party warranties or guarantees, to the extent actually collected by Landlord; (m) costs of repairs and general maintenance paid by proceeds of insurance or directly and separately by Tenant or other third parties; (n) costs (including legal expenses and all costs related to remediation) incurred by Landlord in connection with the investigation or remediation of Hazardous Materials, to the extent (and only to the extent) that: (A) such Hazardous Materials were present on the Project as of the first to occur of the North Wing Commencement Date, Second Floor South Wing Commencement Date or Third Floor South Wing Commencement Date, and were not brought onto the Project by Tenant or its agents, employees or contractors; or (B) such Hazardous Materials were first brought onto the Project by Landlord or its agents, employees or contractors; (o) advertising and marketing expenses; (p) any bad debt loss, rent loss, or reserves for bad debts or rent loss, or reserves for capital expenditures with respect to the maintenance, ownership, operating or repair of the Project; (q) any and all costs incurred by Landlord in connection with the transfer or disposition of Landlord’s interest in the Project, except with respect to Property Taxes (including, without limitation, with respect to an increase in Property Taxes in connection with a change of ownership re-assessment under Proposition 13); (r) the cost of repairs and/or restorations necessitated by condemnation or casualty insured or required to be insured by Landlord under this Lease; (s) any cost for which Landlord is reimbursed or entitled to reimbursement by other tenants of the Project; (t) expenses in connection with services provided to other tenants which would not be the standard services provided to Tenant under Section 9(a) of this Lease and which are of a type for which Tenant would be charged directly under this Lease but which are provided to another tenant or occupant of the Building without direct charge (or, if provided to such other tenant as a direct charge which does not reasonably approximate the actual cost to Landlord of the provision of such services, then the increment of difference between the actual cost of such services and the charge made to such tenant), (u) capital expenditures incurred in connection with upgrading the Common Areas in order to comply with any laws or other governmental requirements in effect as of the date of this Lease, and of which Landlord is actually in violation as of the date of this Lease (and for such purposes, Landlord shall not be deemed to be in violation of such laws or other governmental requirements unless Landlord has been notified of the violation as of the date of this Lease by the applicable government authority or authorities having jurisdiction and Landlord has failed to correct such violation as of the date of this Lease), (v) costs (including legal expenses and all costs related to remediation) incurred by Landlord in connection with the performance of its obligations under Section 25(f)(i) with respect to Hazardous Materials that were first brought onto the Project (except the Premises) on or following the first to occur of the North Wing Commencement Date, Second Floor South Wing Commencement Date or Third Floor South Wing Commencement Date but not by Landlord or Tenant or their respective agents, employees or contractors and are not otherwise related to the use or occupancy of the Premises, but only to the extent such costs are greater than five percent (5%) of all other Operating Expenses for the applicable Operating Year; and (w) costs in connection with the operation of income producing retail concession operations owned by Landlord (and not leased or licensed to a third party) and located within the Project. In the event Landlord incurs, subsequent to the Base Year, any new item or category of expense which was not included in the

Base Year, Operating Expense for the Base Year shall be deemed increased (i.e., “grossed up”) by the amounts Landlord would have incurred during the Base Year with respect to such expense. If any Operating Expense, though paid in one year, relates to more than one Operating Year, such Operating Expense shall be proportionately allocated among such related Operating Years. If any portion of the Project is covered by a warranty or service agreement at any time during the Base Year and to the extent the Project is not covered by such warranty or service agreement during a subsequent Operating Year, Operating Expenses for the Base Year shall be deemed increased by such amount as Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject warranty or service agreement, had such warranty or service agreement not been in effect during the Base Year. In no event shall Landlord collect in total, from Tenant and all other tenants of the Project, an amount greater than one hundred percent (100%) of the Operating Expenses during any year of the Term.

(v) “Estimated Operating Expenses” shall mean Landlord’s estimate of Operating Expenses for the following Operating Year, adjusted, if (at any time during the entire Operating Year) less than ninety-five percent (95%) of the total Rentable Area of the Project had been occupied, as if ninety-five percent (95%) of the total Rentable Area of the Project had been occupied, and as if all tenants were paying full rent (as opposed to free rent or half-rent, it being the intention that any expense, such as a management fee, that varies with the amount of rent paid shall be calculated as if all tenants were paying full rent), for the entire Operating Year.

(vi) “Actual Operating Expenses” shall mean the actual Operating Expenses for any Operating Year, adjusted, if (at any time during the entire Operating Year) less than ninety-five percent (95%) of the total Rentable Area of the Project had been occupied, as if ninety-five percent (95%) of the total Rentable Area of the Project had been occupied, and as if all tenants were paying full rent (as opposed to free rent or half-rent, it being the intention that any expense, such as a management fee, that varies with the amount of rent paid shall be calculated as if all tenants were paying full rent), for the entire Operating Year.

(vii) “Property Taxes” shall mean all real and personal property taxes and assessments and charges imposed by any governmental authority or agency on the Project; any assessments levied in lieu of such taxes; any tax on or measured by gross rents received from the rental of space in the Project; and any other costs levied or assessed by, or at the direction of, any federal, state, or local government authority in connection with the use or occupancy of the Project or the Premises or the parking facilities serving the Project; any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, and any expenses, including the reasonable cost of attorneys or experts, incurred by Landlord in seeking reduction by the taxing authority of the above-referenced taxes, but only to the extent of any tax refunds obtained as a result of an application for review thereof; but shall not include (a) any net income, franchise, estate, inheritance taxes, documentary transfer taxes (other than with respect to this Lease, if any), or any gross receipts tax levied solely by reason of the existence of Landlord as a particular entity (as opposed to any gross receipts tax levied as a function of gross rents collected by Landlord whether or not Landlord exists as a particular entity); (b) any increase in Property Taxes to the extent resulting solely from a change of ownership reassessment under Proposition 13, but excluding any increase in Property Taxes resulting from the first such change of ownership; or (c) any cost or expense that is specifically excluded from the definition of Operating Expenses. If the Project is not fully assessed for Property Taxes during the Base Year, the Property Taxes for the Base Year shall be grossed up to reflect what they would have been had the Project been fully assessed during the Base Year.

6. TENANT’S RIGHT TO INSPECT RECORDS. If Tenant objects in writing to an annual written statement from Landlord given pursuant to Section 5(b) within one hundred eighty (180) days of the receipt of such statement by Tenant, Landlord shall permit Tenant to examine, at the sole expense of Tenant for a period of one hundred eighty (180) days following the date of such written objection notice, at the offices of Landlord and during regular business hours, such of Landlord’s books and records pertaining directly to the determination of Actual Operating Expenses as are relevant to the Landlord’s statement in question. In making such examination, Tenant agrees, and shall cause its agents and employees conducting the examination to agree in writing, to keep confidential any and all information contained in such books and records, save and except that Tenant may disclose such information to its attorneys and accountants and to a trier of fact in the event of any dispute between Tenant and Landlord with regard to Actual Operating Expenses or as otherwise required by law; provided, however, that Tenant shall stipulate to such protective or other orders in any proceeding as may be reasonably required to preserve the confidentiality of such information. Such inspection may be made either by employees of Tenant or by a nationally recognized certified public accounting firm that is not compensated on a contingent fee basis; provided, however, that Tenant may utilize BDO Seidman, LLP or any similar national company, taking into consideration, without limitation, reputation and market size (“Lease Auditor”) for such inspection notwithstanding any contingent fee arrangement between Tenant and such Lease Auditor. Tenant shall have the right to copy and duplicate such information as Tenant may require; provided, however, that Tenant agrees, and shall cause its agents and employees conducting the examination to agree in writing, to keep confidential any and all information contained in such copies or duplicates, save and except that Tenant may disclose such information to its attorneys and accountants and to a trier of fact in the event of any dispute between Tenant and Landlord with regard to Actual Operating Expenses or as otherwise required by law. If Tenant fails to give such objection notice within the one hundred eighty (180) day period provided herein or fails to complete such examination within the one hundred eighty (180) day period following the date of such objection notice, then the Landlord’s statement, as furnished by Landlord, shall be conclusive and binding upon Tenant for all purposes as to the Actual Operating Expenses shown thereon. All costs and expenses of any such examination or audit shall be paid by Tenant, except if it is finally established that the amounts billed to Tenant by Landlord exceeded the amounts to which Landlord was entitled by more than five percent (5%), Landlord shall promptly reimburse Tenant for the reasonable costs and expenses incurred by Tenant for such examination or audit. If it is finally determined that the amount of Actual Operating Expenses, as shown on Landlord’s statement for the year as to which the inspection is undertaken, was overstated, and, as a result thereof, Tenant overpaid Tenant’s Proportionate Share of Actual Operating Expenses in respect of such year, then Landlord shall refund to Tenant the amount of such overpayment within thirty (30) days of such final determination. If it is finally determined (within all applicable time periods) that the amount of Actual Operating Expenses, as shown on Landlord’s statement for the year as to which the inspection is undertaken, was understated, and, as a result thereof, Tenant underpaid Tenant’s Proportionate Share of Actual Operating Expenses in respect of such year, then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days of such final determination. The foregoing notwithstanding, Tenant shall not have the right to inspect such books and records during any period when there exists an Event of Default under this Lease.

7. USE OF THE PREMISES. Tenant agrees that it will use the Premises for general office purposes and other legally permitted purposes in a manner consistent with the quality of the Project, and for no other business or purpose. The foregoing notwithstanding, Tenant shall not permit the Premises or any part thereof to be used for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof, except to the extent required by any contracts or agreements Tenant may enter into requiring the provision of space within the Premises for certain functions (e.g., audits of services provided); (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed or for health care counseling activities performed via telephone or email; (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (v) retail or restaurant uses; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vii) product display or demonstration facilities; (viii) offices at which deposits or bills are regularly paid in person by customers; (ix) personnel agencies, except offices of executive search firms; (x) biological research or testing laboratories; or (xi) the licensing or subleasing of space within the Premises to others as a primary business, including executive suite operations. Tenant shall not during the Term commit or allow to be committed any waste upon the Premises, or any public or private nuisance in or around the Project, allow any sale by auction upon the Premises, place any loads upon the floor, walls, or ceiling of the Premises which will or may endanger the Building (except to the extent pre-approved by Landlord in writing), use any apparatus, machinery or device in or about the Premises which will cause any substantial noise or vibration or in any manner damage the Building, place any harmful liquids in the drainage system or in the soils surrounding the Project, or disturb or unreasonably interfere with other tenants of the Project. If any of Tenant’s office machines or equipment unreasonably disturbs the quiet enjoyment of any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance, all at Tenant’s sole cost and expense. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week (subject to (i) all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees and (ii) restrictions on access imposed or recommended as a result of an emergency), through a card key security access or equivalent system to be provided by Landlord as part of the “shell” Building improvements (as detailed on Exhibit H). Landlord shall permit Tenant to install a card key security access system in the Premises that ties into the card key security access or equivalent system for the Building (if compatible and coordinated with such card key security access or equivalent system for the Building) as part of the Tenant Improvements (as defined in Section 8(a)) pursuant to the provisions of Exhibit B.

8. IMPROVEMENT AND ACCEPTANCE OF PREMISES.

(a) Construction of Tenant Improvements. Landlord shall construct at its expense those improvements in the Premises described in Exhibit B. Such improvements are referred to in this Lease as the “Tenant Improvements.”

(b) Acceptance of Premises by Tenant. The taking of possession of the Premises by Tenant shall be conclusive evidence that Tenant accepts the same and the Tenant Improvements “as is” and that the Premises, the Project and the Building are suited for the use intended by Tenant and were in good and satisfactory condition at the time such possession was taken, except as provided in Exhibit B and Landlord’s maintenance and repair obligations under this Lease. Landlord and Tenant shall inspect the Premises after the improvements to be constructed in the Premises by Landlord are Substantially Complete, as that term is defined in Exhibit B, and shall together prepare a punchlist, as provided in Exhibit B.

(c) Suitability of Premises. Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish the Premises, except as specifically set forth in Section 9(a) or Exhibit B. Landlord or Landlord’s agents have made no representations or promises with respect to the Project, the Building, the Premises or this Lease except as expressly set forth herein. Tenant represents and warrants to Landlord that its sole intended use of the Premises is for office use which has no special requirements, including but not limited to, special security requirements, that it does not intend to use the Premises for any other purpose, and that prior to executing this Lease it has made such investigations as it deems appropriate with respect to the suitability of the Premises for its intended use and has determined that the Premises is suitable for such intended use.

9. SERVICES.

(a) Standard Services. Landlord shall maintain the public and Common Areas of the Project and the Building, such as lobbies, stairs, corridors and restrooms, in first-class order and condition (i.e., similar to other similar Class A commercial office projects in the San Rafael area) except for damage or repair occasioned by the acts or omissions of Tenant Parties (as defined in Section 25(c)), which shall be repaired by Tenant at, subject to the provisions of Section 20, Tenant’s sole cost and expense. Landlord shall provide five (5) day per week standard janitorial services to the Premises. Tenant may provide its own “day porter” services to the Premises at Tenant’s sole cost and expense, the service provider and the extent and particulars of service of which shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall furnish the Premises with electricity for lighting and operation of low power usage office machines. Landlord shall provide access to and use of not less than two (2) passenger elevators in the Building at all times, subject to curtailment or cessation due to the effects of applicable laws, ordinances, rules and regulations, the effects of emergencies, any interruption of utility services, or the effects of mechanical breakdowns or any damage to, or destruction of, the Building or Building systems. Landlord shall furnish the Premises with heating or normal office air conditioning by means of the Building’s general heating and air-conditioning system between the hours of 8:00 a.m. and 6:00 p.m., Monday through Friday and on an as needed basis on Saturdays from 8:00 a.m. to 2:00 p.m. (all except for legal holidays). Air conditioning or ventilation units, equipment and systems (including electricity therefor) exclusively serving or to be exclusively serving the Premises, such as for any computer centers, shall if desired by Tenant be (subject to the provisions of Section 11) provided by Tenant at Tenant’s sole cost and expense. Such air conditioning or ventilation units, equipment, and electricity may (subject to the provisions of Section 11) be tied into the Building’s general heating and air-conditioning system and electrical system, and the use thereof may be separately metered at Landlord’s option (with all costs of the installation of separate or additional metering devices being separately chargeable to and paid by Tenant). After-hours heating or normal office air conditioning by means of the Building’s general heating and air-conditioning system shall be at Tenant’s expense at an hourly rate equivalent to Landlord’s estimated actual cost of providing such service. Landlord shall also provide lighting replacement for Landlord-furnished lighting, toilet room supplies, window washing with reasonable frequency, and hot and cold water at those points of supply typically provided at Class “A” office projects in Marin County. Landlord shall not be liable to Tenant for any loss or damage caused by or resulting from any variation, interruption or failure of said services due to any cause whatsoever; and no temporary interruption or failure of such services shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder, except to the extent expressly provided in Section 9(b).

(b) Interruption of Standard Services Due to Landlord’s Negligence. In the event that the Premises ceases to be habitable for regular business use due to a continuous interruption in the standard services required to be provided by Landlord pursuant to Section 9(a) above solely by the negligence or willful misconduct of Landlord, or Landlord’s employees, agents or contractors, and Tenant in fact ceases to use the Premises by reason of such interruption, then Tenant shall be entitled to an abatement in Basic Rent due under this Lease. Abatement shall commence upon the sixth (6th) day after the latter to occur of (i) written notice of such interruption from Tenant to Landlord, or (ii) cessation of use by Tenant by reason of such interruption, and shall continue until such interruption has been terminated. The foregoing notwithstanding, there shall be no such abatement except to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental loss insurance maintained or required to be maintained by Landlord with respect to this Lease, the Premises or the Project. Anything in this Section 9(b) to the contrary notwithstanding, the entitlement of Tenant, if any, to an abatement of the rent or any part thereof due hereunder following damage to or destruction of the Premises or the Project shall be governed by the provisions of Section 21 and not by the provisions of this Section 9(b).

(c) Overstandard Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines (other than standard commercial office kitchen appliances), machines other than normal office machines, or equipment or lighting other than the Building standard lights located in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, together with an administrative fee in the amount set forth in Section 11(d), shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or electricity in excess of that supplied by Landlord pursuant to Section 9(a) above, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices (including installment costs).

(d) Security Service. Any other provision of this Lease to the contrary notwithstanding, Landlord shall not be obligated to provide security services for the Project or the Premises, and Tenant shall provide at its expense such security as may reasonably be required in connection with the safety of the Premises and Tenant’s employees, contractors and other invitees.

10. MAINTENANCE AND REPAIRS.

(a) Landlord’s Obligations. Landlord shall, consistent with the operation of a Class “A” office project in Marin County, maintain and keep in good repair the foundations, exterior walls, structural portions of the roof and other structural portions of the Building (including, but not limited to, the floor/ceiling slabs, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts) collectively the “Building Structure”), and shall maintain the electrical, plumbing, heating and ventilating equipment in the Building (the “Building Systems”), except such portions thereof as may be or have been specially or specifically installed for use in or with respect to the Premises or otherwise constructed or altered by Tenant in connection with Tenant’s work or otherwise, and shall maintain the Common Areas (including, but not limited to, the stairs, parking areas, stairwells, escalators, elevator cabs, plazas, pavement, sidewalks, curbs, entrances, landscaping, artwork, sculptures and washrooms); and except that all damage or injury to the Premises, the Building or the equipment and improvements therein caused by any act, neglect, misuse or omission of any duty by Tenant or by any persons who may be in or upon the Premises, the Building or the Project with the express or implied consent of Tenant shall be paid by Tenant, subject to the provisions of Section 20. Landlord’s maintenance obligations hereunder shall be performed in a first-class manner. Subject to the provisions of Section 9(b) above and Section 10(b) below, Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given by Tenant to Landlord. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. Landlord makes no warranty as to the quality, continuity or availability of the telecommunications services in the Building, and Tenant hereby waives any claim against Landlord for any actual or consequential damages (including damages for loss of business) if Tenant’s telecommunications services in any way are interrupted, damaged or rendered less effective, except to the extent such claims arise out of the gross negligence or willful misconduct of Landlord, or Landlord’s employees, agents or contractors.

(b) Limited Tenant Offset Right.

(i) If Landlord fails in a material manner to perform its maintenance obligations which: (i) Landlord is obligated to perform under this Lease; (ii) materially and adversely affects Tenant’s access to and use of any portion of the Premises (such portion so affected referred as the “Affected Portion”) for Tenant’s intended business purposes; and, (iii) causes Tenant to actually cease to use the Affected Portion for Tenant’s intended business purposes; then, Tenant may give to Landlord written notice of such failure, which notice shall include a statement that Tenant demands that Landlord promptly perform such maintenance obligation and a statement that Tenant intends to seek remedy under the provisions of this Section 10(b). Tenant shall also state in such notice: (i) whether or not such failure by Landlord materially and adversely affects Tenant’s access to and use of the Affected Portion for Tenant’s intended business purposes, and causes Tenant to actually cease to use the Affected Portion for Tenant’s intended business purposes; and (ii) in reasonable detail, the steps Tenant believes are necessary in order for Landlord to cure such failure. In the event that Tenant provides such notice to Landlord, Landlord shall promptly commence to perform such maintenance obligation.

(ii) In the event that Landlord has not commenced to perform such maintenance obligation within seven (7) business days from the receipt by Landlord of such notice from Tenant (or, if such performance cannot be commenced within such period of seven (7) business days, Landlord has not commenced the efforts necessary for such performance or has not thereafter diligently pursued such efforts), Tenant may provide Landlord an additional notice containing the information and statements required with respect to Tenant’s initial notice pursuant to Section 10(b)(i) above. In the event that Landlord has not commenced to perform such maintenance obligation within three (3) business days from the receipt by Landlord of such second notice from Tenant (or, if such performance cannot be commenced within such period of three (3) business days, Landlord has not commenced the efforts necessary for such performance or has not thereafter diligently pursued such efforts), Tenant may undertake such performance, but only if and to the extent that such performance does not: (i) treat the premises of another tenant or occupant of the Building less beneficially than the Premises under the circumstances; (ii) materially affect the use of or access to the premises leased or occupied by another tenant or occupant of the Building; and, (iii) require Tenant to operate or otherwise control the mechanical, electrical and plumbing systems of the Building. If such maintenance obligation is to be performed by a contractor and not by Tenant through the use of its employees, Tenant shall use contractors approved by Landlord in advance, which approval shall not be unreasonably withheld, conditioned or delayed.

(iii) In connection with such performance, Tenant may demand that Landlord reimburse to Tenant the positive difference resulting from subtracting: (i) the amount which would have been paid by Tenant through Tenant’s Proportionate Share of Operating Expenses, had Landlord performed such obligation and in included the costs and expenses therefor in Operating Expenses for the applicable Operating Year; from (ii) the costs incurred by Tenant in connection with such performance. The foregoing notwithstanding, in the event that Landlord does not believe that Tenant is entitled to such reimbursement (whether because Landlord believes that it is not obligated by this Lease to perform such maintenance obligation demanded by Tenant or that it has been performing such obligation in a manner consistent with the requirements of this Lease), Landlord shall so notify Tenant, and such dispute shall be resolved by arbitration before a single arbitrator, to be held in accordance with the arbitration rules of the American Arbitration Association. The arbitrator shall be an attorney familiar with handling commercial lease matters. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the dispute; provided, however, that the determination of the arbitrator shall be limited solely to the issues of whether: (i) Landlord breached its maintenance obligations required to be perform under this Lease; (ii) such breach materially and adversely affected Tenant’s access to and use of the alleged Affected Portion for Tenant’s intended business purposes; (iii) such breach caused Tenant to actually cease to use the alleged Affected Portion for Tenant’s intended business purposes; and (iv) Tenant’s performance of such obligation was in compliance with the provisions of this Section 10(b) and was reasonable in the circumstances.

(iv) If Tenant obtains an arbitration award against Landlord which is not satisfied by Landlord within sixty (60) days of the date upon which such award becomes final, Tenant may offset against monthly installments of Base Rent, until the entire amount so awarded has been offset.

(v) Anything to the contrary contained in this Section 10(b) notwithstanding, any notice given by Tenant under this Section 10(b) shall also be given to all Prior Lien holders (as defined in Section 26), the address of which Landlord has previously notified Tenant in writing, by the same method and manner of delivery to Landlord, and if not so given, such notice shall be deemed invalid and ineffective.

(c) Landlord’s Compliance With Laws. Subject to the provisions of Section 5 and to the extent not the obligation of Tenant pursuant to the provisions of Section 12 below, Landlord shall perform such work as may be required to avoid the Project (excluding the Premises or the premises leased to other tenants) being in violation of any federal, state and local laws, regulations, codes or ordinances with which, and to the extent, the Project is actually required to comply, including, without limitation, the Americans with Disabilities Act of 1990 (as the same may be amended from time to time). The foregoing notwithstanding, Landlord shall not be deemed to have breached the obligations set forth in this Section 10(c) unless and until Landlord has failed to perform the required work within the latest of: (i) a reasonable period following written notice of the required work from Tenant (but only with respect to violations actually known by Tenant); (ii) a reasonable period following the date upon which Landlord obtains actual knowledge of the required work; or (iii) a reasonable period following the date upon which any administrative proceeding or litigation commenced by Landlord to object to the particular proposed requirement has been finally determined against Landlord and becomes not subject to further appeal. Subject to the provisions of Sections 23 and 24(a) below, Landlord shall indemnify, defend and protect Tenant and hold Tenant harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out Landlord’s material breach of its obligations under this Section 10(c), such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims; provided, however, that the foregoing indemnity shall not be applicable to claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense to the extent arising by reason of the active negligence or willful misconduct of Tenant.

(d) Tenant’s Obligations. Tenant shall at its expense maintain, repair and replace all portions of the Premises and the equipment or fixtures relating thereto, except to the extent specified in Section 10(a) above, at all times in good condition, appearance and repair, all in accordance with the laws of the State of California and all health, fire, police and other ordinances, regulations and directives of governmental agencies having jurisdiction over such matters. Tenant shall replace at Tenant’s sole expense any glass that may be broken in the Premises, and, subject to the provisions of Section 20, elsewhere in the Building or the Project if done through any fault or negligence of any of the Tenant Parties, with glass of the same size, specifications and quality, with signs thereon, if required.

11. ALTERATIONS.

(a) Landlord’s Consent. Tenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Premises or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided that the Alterations: (i) comply with all applicable laws, ordinances, rules and regulations; (ii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iii) do not affect the structural portions of the Building or the electrical, mechanical or life safety systems of the Building; (iv) do not affect the appearance of the Building from the exterior thereof; (v) will not cause or involve the release of any Hazardous Material in violation of applicable laws; and (vi) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building (unless Tenant agrees in writing to pay the entire cost of the design and construction of such other improvements or alterations and unless such other improvements or alterations would themselves satisfy the foregoing criteria (i) through (vi), inclusive).

(b) Certain Alterations Permitted Without Landlord’s Consent. The provisions of Section 11(a) above notwithstanding, Tenant may make or allow to be made Alterations in or to the Premises without obtaining the prior written consent of Landlord, but only if such Alterations meet all of the following criteria: (i) such Alterations do not and will not affect the structural or mechanical systems of the Building; and (ii) the cost of all such Alterations made without the consent of Landlord during any period of twelve (12) consecutive calendar months does not exceed the sum of Ten Thousand Dollars ($10,000.00). In the event that Tenant plans to make any Alterations without the prior written consent of Landlord pursuant to the provisions of this Section 11(b), Tenant shall, within fifteen (15) days prior to the commencement of any work in connection with the construction and/or installation of any such Alterations, (i) deliver to Landlord a copy of all plans and specifications for such Alterations, and (ii) provide Landlord with the identity of any contractor or subcontractor to be employed on the work of such Alterations.

(c) Performance of Work. All Alterations shall be made at Tenant’s sole expense and by contractors or mechanics reasonably acceptable to Landlord. All Alterations shall be made at such times and in such manner as Landlord may from time to time designate, and shall become the property of Landlord without any obligation to pay therefor at the expiration or earlier termination of this Lease. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for the Project and must be of a type, and the floors and ceilings must be finished in a manner, customary for general office use and other uses common to first-class (Class A) office buildings in the vicinity. Alterations shall be diligently prosecuted to completion to the end that the Premises shall be at all times a complete unit except during the period necessarily required for such work. If any Alteration requires that any improvement or modification be made to areas outside of the Premises (including, without limitation, the Building Structure or Building Systems outside of the Premises) which would not otherwise be required to be made at that time (even if such improvement or modification would have been required to be made at some later time), then Tenant shall reimburse Landlord for the cost of such improvement or modification. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, and no interior improvements installed in the Premises may be removed unless the same are promptly replaced with interior improvements of the same or better quality. Landlord hereby reserves the right to require any contractor or mechanic working in the Premises to provide lien waivers and liability insurance covering the Alterations to the Premises and to require Tenant to secure, at Tenant’s sole cost and expense, completion and lien indemnity bonds satisfactory to Landlord, and/or to require such other instruments as may be reasonably requested by Landlord. In addition to the foregoing, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Section 19(a) of this Lease immediately upon completion thereof. Prior to the performance of any Alterations, Tenant shall allow Landlord to enter the Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations shall remain in and be surrendered with the Premises as a part thereof at the expiration or earlier termination of this Lease, without disturbance, molestation or injury, provided that Landlord may advise Tenant at the time Landlord approves any non-permanent Alteration that Landlord shall require such non-permanent Alteration to be removed upon the expiration or earlier termination of this Lease pursuant to the provisions of Section 39 (but subject to the last sentence of this Section 11(c)). In such event, all expenses to restore said space to normal building standards shall be borne by Tenant. If Tenant fails to complete the removal and/or to repair any damage caused by the removal of any Alterations which are required to be removed as provided above, Landlord may do so and may charge the cost thereof to Tenant. If at the time of approval or consent (and only if such approval or consent is required), Landlord fails to inform Tenant that such Alteration must be removed, then Tenant shall not be required to remove such Alteration.

(d) Landlord’s Expenses; Administrative Fee. Tenant shall pay to Landlord, as additional rent, any reasonable and actual out-of-pocket costs incurred by Landlord in connection with the review, approval and supervision of the Alterations and for any additional Building services provided to Tenant or to the Premises in connection with any such alterations, additions or improvements which are beyond the normal services provided to occupants of the Building. Tenant shall also pay to Landlord an administration fee equal to three percent (3%) of the cost of the work to compensate Landlord for the administrative costs incurred in the review, approval and supervision of the Alterations (other than the initial Tenant Improvements for the Premises constructed pursuant to Exhibit B hereof). Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, or Tenant’s design of any work, construction of any work or delay in completion of any work.

12. COMPLIANCE WITH LAWS AND INSURANCE STANDARDS. Tenant, at its sole cost and expense, shall promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force with respect to the Premises, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. and any governmental regulations relating thereto, including any required Alterations for purposes of “public accommodations” under such statute. Tenant shall not use or permit the Premises to be used in any manner nor do any act which would increase the existing rate of insurance on the Project or cause the cancellation of any insurance policy covering the Project, nor shall Tenant permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policy, unless Tenant obtains an endorsement to the policy allowing such activity. Tenant’s obligations under this Section and Section 10 or either of them shall include, without limitation, the responsibility of Tenant to make substantial repairs, improvements or Alterations to the extent provided above, regardless of, among other factors, the relationship of the cost of curative action to the Rent under this Lease, the length of the then remaining Term hereof, the relative benefit of the repairs to Tenant or Landlord, the degree to which the curative action may interfere with Tenant’s use or enjoyment of the Premises, or the likelihood that the parties contemplated the particular law involved. Tenant waives any rights now or hereafter conferred upon it by any existing or future law to terminate this Lease or to receive any abatement, diminution, reduction or suspension of payment of Rent by reason of the obligations of Tenant under this Section 12. In no event, however, shall Tenant be responsible for any structural upgrade required to be made to the Premises, except to the extent that the requirement of such upgrade is imposed due to the use of the Premises by Tenant for other than general office use or any Alteration made or proposed to be made by Tenant. Landlord acknowledges to Landlord’s actual knowledge, without duty of inquiry or investigation, that as of the date of this Lease, the Project is not in violation of any local, state or federal law, statute, ordinance or governmental rule, regulation or requirement with which the Project is required to comply as of the date of this Lease (and for such purposes, Landlord shall not be deemed to be in violation of such local, state or federal law, statute, ordinance or governmental rule, regulation or requirement unless Landlord has been notified of the violation as of the date of this Lease by the applicable government authority or authorities having jurisdiction and Landlord has failed to correct such violation as of the date of this Lease).

13. LIENS AND INSOLVENCY. Tenant shall keep the Premises, the Building and the Project free from any liens or encumbrances of any kind or nature arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant. If Tenant becomes insolvent, makes an assignment for the benefit of creditors, or if legal proceedings are instituted seeking to have Tenant adjudicated bankrupt, reorganized or rearranged under the bankruptcy laws of the United States, or if this Lease shall, by operation of law or otherwise, pass to any person or persons or entity other than Tenant, Landlord may, at its option, terminate this Lease, which termination shall reserve unto Landlord all of the rights and remedies available under Sections 29 or 35 hereof, and Landlord may accept rent from such trustee, assignee or receiver without waiving or forfeiting said right of termination.

14. PARKING.

(a) During the Term, as the same may be extended, Tenant shall have the use of a number of unreserved vehicle parking privileges (the “Parking Privileges”) equal to the product (rounded to the nearest whole Parking Privilege) of: (i) the total number of square feet of Rentable Area contained in the Premises; multiplied by (ii) the ratio of four (4) to One Thousand (1,000). The right of Tenant to use such Parking Privileges shall be at no charge (except as otherwise specifically provided in this Lease) to Tenant and shall be subject to such reasonable and non-discriminatory rules and regulations as Landlord or its parking operator may establish from time to time and to all applicable laws, ordinances, rules and regulations. Landlord may assign any unreserved and unassigned parking spaces or designate all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program or valet parking program if Landlord determines in its sole discretion that such is necessary for orderly parking, provided that the Parking Privileges are not materially and adversely affected thereby.

(b) Subject to the remaining provisions hereof, Landlord shall use commercially reasonable efforts to provide Tenant an additional fifty (50) unreserved vehicle parking privileges, or such lesser amount that Landlord is able to actually provide (the “Additional Parking Privileges”), at the Project or (to the extent not available at the Project) at the lot adjacent to the Project (the “Lot”) which is owned or controlled by Landlord as of the date of this Lease. Landlord and Tenant acknowledge that the Lot is leased to or occupied by a third party as of the date of this Lease, and is not improved or zoned for parking in accordance with applicable law. To the extent that Tenant desires such Additional Parking Privileges, Tenant shall communicate such desire to Landlord in writing, and shall reimburse Landlord for all costs and expenses incurred by Landlord in improving and rezoning the Lot in accordance with applicable law for parking (to the extent such Additional Parking Privileges are to be provided at the Lot and not the Project) in addition to all other costs and expenses incurred by Landlord in connection with initially providing such Additional Parking Privileges to Tenant, provided that in each instance Landlord shall first submit a reasonable estimate of such costs and expenses to Tenant for Tenant’s approval prior to Landlord incurring such costs and expenses. Following the date such Additional Parking Privileges are provided to Tenant for Tenant’s use, Tenant shall pay to Landlord, on a monthly basis and in advance, the then prevailing market rate for such Additional Parking Privileges as reasonably determined by Landlord or its parking operator from time-to-time (which prevailing market rate may then be Zero and No/100ths Dollars ($0.00)). Except as specifically set forth in this Section 14(b), Tenant’s rights and obligations with respect to the Additional Parking Privileges provided to Tenant pursuant to this Section 14(b) shall be the same as Tenant’s rights and obligations with respect to the Parking Privileges under the provisions of this Lease.

(c) Tenant may permit its employees, contractors and visitors to use the Parking Privileges described in Section 14(a) above. Tenant shall use all reasonable efforts to confine parking by its employees and contractors to the parking lot or lots designated by Landlord for the use of tenants of the Building and to cause them to comply with such reasonable and non-discriminatory rules and regulations as Landlord or its parking operator may establish from time to time and to all applicable laws, ordinances, rules and regulations. Tenant shall not use, or permit its employees or contractors to use, any spaces which have been or are hereafter designated by Landlord for use only by persons or vehicles qualifying to use handicapped, vanpool, carpool or other restricted categories of use (except to the extent that employees or contractors or their vehicles are qualified to use such designated spaces) or assigned to other tenants. Only passenger cars, light trucks and motorcycles may be parked in the parking lots by Tenant or its employees and contractors, and no vehicle shall be permitted to remain there for a period of more than twenty-four (24) consecutive hours. Landlord may also institute a card or other electronic access system to the parking areas, and Tenant shall cooperate reasonably with Landlord in implementing such system, including requiring that all users of the Parking Privileges sign commercially reasonable agreements with Landlord regarding the use of the Parking Privileges. Tenant shall receive one (1) card or other access device per Parking Privilege to which Tenant is then entitled.

(d) Landlord may refuse to permit any person who violates the parking rules and regulations to park at the Project, and any violation of the rules and regulations shall subject the car to removal at the expense of the owner. Any user of the Parking Privileges shall retain all responsibility for damages to cars or other property arising from or in connection with such user’s use of the Parking Privileges, and Landlord shall have no responsibility for any property damage or personal injury resulting from use of the parking lots at the Project. Tenant shall repair or cause to be repaired at its sole cost and expense any and all damage to the Project or any part thereof caused by Tenant or its employees or contractors or resulting from vehicles of its employees and contractors.

(e) If the City of San Rafael or any other local, state or federal governmental agency or authority hereafter imposes any traffic systems management program which applies to the Building or Tenant, Tenant shall cooperate reasonably with the requirements of such program.

15. SIGNS AND ADVERTISING. Landlord shall provide Tenant, at Landlord’s sole cost and expense, with: (i) a Building standard sign identifying Tenant on the monument sign for the Building; (ii) Building standard signage (as such standard is established from time to time by Landlord) on the main entrance to the Premises; and (iii) Building standard signage (as such standard is established from time to time by Landlord) on the Building directory in the lobby of the Building. Any subsequent change to the signs provided by Landlord shall be at the expense of Tenant. Tenant shall not erect or install or otherwise utilize signs, lights, symbols, canopies, awnings, window coverings or other advertising or decorative matter (collectively, “Signs”) on the windows, walls or exterior doors or otherwise visible from the exterior of the Premises without first (a) submitting its plans to Landlord and obtaining Landlord’s written approval thereof, which may be given, withheld or conditioned in Landlord’s sole discretion (or reasonable discretion, with respect to Signs which are equivalent to those utilized by Tenant in a majority of its other leased premises on a consistent basis) and (b) obtaining any required approval of any applicable governmental authority with jurisdiction at Tenant’s sole cost and expense. All Signs approved by Landlord shall be professionally designed and constructed in a first-class workmanlike manner. Landlord shall have the right to promulgate from time to time additional reasonable rules, regulations and policies relating to the style and type of said advertising and decorative matter which may be used by any occupant, including Tenant, in the Building, and may change or amend such rules and regulations from time to time as in its discretion as it deems advisable. Tenant agrees to abide by such rules, regulations and policies. At the expiration or earlier termination of this Lease, all such signs, lights, symbols, canopies, awnings or other advertising or decorative matter attached to or painted by Tenant upon the Premises, whether on the exterior or interior thereof, shall be removed by Tenant at its own expense, and Tenant shall repair any damage or injury to the Premises or the Building, and correct any unsightly condition, caused by the maintenance and removal thereof.

16. ASSIGNMENT OR SUBLETTING.

(a) Landlord’s Consent. Without the express prior written consent of Landlord, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge, or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than Tenant and its employees or sublet all or any portion of the Premises or transfer a portion of its interest in or rights with respect to the Premises (collectively, “Sublease”).

(b) Notice to Landlord. If Tenant desires to enter into an Assignment or a Sublease, Tenant shall give written notice to Landlord of its intention to do so (the “Transfer Notice”), containing the name of the proposed assignee or subtenant (collectively, “Transferee”), the nature of the proposed Transferee’s business to be carried on in the Premises, the material terms of the proposed Assignment or Sublease, including, without limitation, the commencement and term expiration dates thereof and the rent payable thereunder, the portion of the Premises proposed to be subleased (the “Transfer Space”), and the most recent audited financial statement or other equivalent financial information reasonably available to Tenant concerning the proposed Transferee.

(i) Within fifteen (15) days after Landlord’s receipt of the Transfer Notice, Landlord shall elect to consent to the Sublease or Assignment, or disapprove the Sublease or Assignment; provided, however, that Landlord agrees not to unreasonably withhold its consent to the Sublease or Assignment. If Landlord does not make such election within such fifteen (15) day period, Tenant may re-deliver such Transfer Notice to Landlord. If Landlord does not make such election within five (5) days following receipt of such second Transfer Notice, the Sublease or Assignment as to which such Transfer Notice was given shall be deemed approved by Landlord.

(ii) Without limiting in any way the other grounds upon which Landlord may withhold its consent, Landlord’s consent shall not be deemed to have been unreasonably withheld if: (A) the proposed sublessee or assignee is a new concern with no previous business history; (B) if the proposed sublessee or assignee intends to use the Premises for executive suites or for any use which would materially increase the density of occupants of the Premises: (C) any other use inconsistent with Section 6 or the operation of a first-class office building or in a manner which would increase the use of, or the possibility of disturbance of, Hazardous Materials on the Project; (D) the proposed Transferee is not of sound financial condition as reasonably determined by Landlord; (E) the proposed use or the proposed assignee or subtenant would cause the violation of any covenant or agreement of Landlord to any third party or would permit any other tenant to terminate its lease; or (F) the proposed subtenant or assignee then leases or occupies any other space in the Building, unless there is then no space in the Building comparable to the space subject to the proposed assignment or subletting. Landlord’s failure to make such election within fifteen (15) days after Landlord’s receipt of the Transfer Notice shall be deemed to be Landlord’s approval of the proposed Sublease or Assignment.

(c) Permitted Transfers. If Landlord consents to any Sublease or Assignment as set forth in Section 16(b):

(i) Tenant may thereafter, within ninety (90) days after Landlord’s consent, enter into such Assignment or Sublease, but only with the party and upon the same terms as set forth in the Transfer Notice;

(ii) In the case of a Sublease, Tenant shall pay to Landlord monthly, together with monthly installments of rent hereunder, fifty percent (50%) of the difference for such month between (x) any and all sums payable to Tenant in connection with such Sublease (including key money, bonus money and any payment in excess of fair market value for services rendered by Tenant in connection with such Sublease or for assets, fixtures, inventory, equipment or furniture transferred by Tenant in connection with such Sublease), minus (y) the sum of the proportionate amount (on a Rentable Area basis) of Basic Rent payable by Tenant under this Lease for the space covered by such Sublease plus any actual and reasonable out-of-pocket costs incurred by Tenant in connection with such Sublease (including, but not limited to, brokerage commissions, legal fees, improvement allowances, rent abatements and rent paid during vacancy);

(iii) In the case of an Assignment, Tenant shall pay to Landlord, as and when received, fifty percent (50%) of the difference between (x) any transfer or assignment fee, purchase price or other consideration received by Tenant in connection with the Assignment attributable to the value of this Lease (if other assets are transferred in connection with the Assignment, a fair allocation of value shall be made to this Lease for the purposes of this Section 16, independent of any allocation made as between Tenant and the assignee for their own purposes), minus (y) the sum of the Basic Rent payable by Tenant under this Lease for the Premises plus any actual and reasonable out-of-pocket costs incurred by Tenant in connection with such Assignment (including, but not limited to, brokerage commissions, legal fees, improvement allowances, rent abatements and rent paid during vacancy);

(iv) Any Sublease or Assignment shall be subject to all of the provisions of this Lease, and Landlord’s consent to any Sublease or Assignment shall not be construed as a consent to any terms thereof which conflict with any of the provisions of this Lease except to the extent that Landlord specifically agrees in writing to be bound by such conflicting terms; and

(v) No Transferee (other than an Affiliate or Successor which has been assigned Tenant’s rights under this Lease pursuant to Section 16(h) below) shall have the right to exercise any right or option under this Lease to lease additional space, extend the Term, or terminate this Lease.

(d) Continuing Liability. Tenant shall not be relieved of any obligation to be performed by Tenant under this Lease, including the obligation to obtain Landlord’s consent to any other Assignment or Sublease (including sub-subleases), regardless of whether Landlord consented to any Assignment or Sublease. Following any Assignment, Landlord and the Transferee shall be entitled to enter into amendments to this Lease without obtaining the consent of the assigning Tenant. The foregoing notwithstanding, if, following any Assignment, Landlord and such Transferee enter into any amendments to this Lease without obtaining the consent of the assignor, the amount of the aggregate monetary liability of the assignor with respect to payments then or thereafter due under this Lease (as so amended) shall be limited to what would have then been the aggregate monetary liability of the assignor with respect to payments then or thereafter due under this Lease, calculated with reference to the provisions of this Lease and any amendments to which it had previously entered into directly with Landlord or to which it has otherwise given its consent. Any Assignment or Sublease that fails to comply with this Section 16 shall be void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease. The acceptance of Basic Rent or other sums by Landlord from a proposed Transferee shall not constitute Landlord’s consent to such Assignment or Sublease.

(e) Assumption by Transferee. Each Transferee under an Assignment shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Basic Rent, additional rent and other charges, and for the performance of all other provisions of this Lease. Each Transferee under a Sublease, other than Landlord, shall be subject to this Lease. No Assignment shall be binding on Landlord unless Landlord shall receive a counterpart of the Assignment and an instrument in recordable form that contains a covenant of assumption by the Transferee reasonably satisfactory in substance and form to Landlord and consistent with the requirements of this Section 16 but the failure of the Transferee to execute such instrument shall not release the Transferee from its liability as set forth above. Tenant shall reimburse Landlord, within fifteen (15) days after Tenant’s receipt of an invoice therefor, for any costs that Landlord may incur in connection with any proposed Assignment or Sublease, including Landlord’s reasonable attorneys’ fees and the costs of investigating the acceptability of any proposed Transferee; provided, however, that if the documents and supporting data will only require the preparation, delivery and execution of Landlord’s standard form of consent to such Assignment or Sublease without material negotiation, then such legal fees shall not exceed Two Thousand Five Hundred Dollars ($2,500.00).

(f) Waiver. The acceptance of rent or additional charges by Landlord from a purported assignee or sublessee shall not constitute a waiver by Landlord of the provisions of this Section 16.

(g) Change in Control. Any sale or other transfer, including by consolidation, merger or reorganization, of a majority of the voting stock of Tenant, if Tenant is a corporation (other than a sale of the majority of the stock of a publicly traded company in normal open market transactions), or any sale or other transfer of a majority of or a controlling interest in the partnership interests in Tenant, if Tenant is a partnership, or any sale or other transfer of a majority of or a controlling interest in the membership interests in Tenant, if Tenant is a limited liability company, or any sale or other transfer of a majority of the beneficial interests in Tenant or of any controlling interest in Tenant, if Tenant is a trust or other type of entity, shall be an Assignment for purposes of this Section 16. As used in this Section 16, the term “Tenant” shall also mean any entity which has guaranteed Tenant’s obligations under this Lease or any entity which directly or indirectly owns a majority of the voting stock or partnership or limited liability company or other beneficial interest of Tenant, and the prohibition hereof shall be applicable to any sales or transfers of the stock or partnership or limited liability company or other beneficial interest of said guarantor or majority owner.

(h) Transfers to Affiliates or Successors.

(i) Anything to the contrary contained in this Section 16 notwithstanding, Tenant may sublet the Premises or any part thereof, or assign its interest in this Lease, to an Affiliate (defined below) of Tenant or a Successor (defined below) to Tenant without the necessity of obtaining the consent of Landlord and without the obligation to pay the amount provided for in Sections 16(c)(ii) or 16(c)(iii) above. In the event that Tenant so sublets the Premises or any part thereof, or assigns its interest in this Lease, to an Affiliate or Successor, Tenant shall remain primarily liable with respect to its obligations under this Lease.

(ii) For purposes of this Section 16(h), the term “Affillate” shall mean any corporation, partnership or limited liability company which directly or indirectly controls or is controlled by or is under common control with Tenant (for this purpose, “control” shall mean the possession, directly or indirectly, of both the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, when combined with the ownership, directly or indirectly, of not less than fifty percent (50%) of all classes of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of all classes of the profit interests, if the entity is a partnership or a limited liability company).

(iii) For purposes of this Section 16(h), the term “Successor” shall mean: (i) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation; (ii) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies, but only if the surviving entity agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease; and, (iii) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant or its Successor, but only if such entity agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease. Acquisition by Tenant or its successors of substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed a merger of such corporation into Tenant for purposes of this Lease.

(i) Disputes. If Tenant believes that Landlord has unreasonably refused to grant consent to a proposed Sublease or Assignment, Tenant’s sole remedy shall be an action for declaratory or injunctive relief or an action for damages at law. Tenant waives any right which Tenant may have to terminate this Lease in connection with any refusal by Landlord to consent to a Transfer, whether or not such refusal was reasonable.

17. TENANT’S PROPERTY.

(a) Removal Upon Expiration of Lease. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term, subject to the other requirements of this Lease. If Tenant shall fail to remove all of such property from the Premises at the expiration of the Term or within ten (10) days after any earlier termination of this Lease for any cause whatsoever, Landlord may, at its option and upon not less than five (5) days prior written notice to Tenant, remove the same in any manner that Landlord shall choose, and store such property without liability to Tenant for loss thereof. In such event, Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such property for any length of time that the same shall be in Landlord’s possession. Landlord may, at its option, without notice, sell said property or any of the same, at a private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord and to the expense incident to the removal and sale of said property.

(b) Personal Property Taxes. Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises or Landlord’s obligations are increased by a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes or obligations based upon Tenant’s personal property or trade fixtures, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall, upon demand, repay to Landlord the taxes or obligations so levied against Landlord, or the portion of such taxes or obligations resulting from such increase in the assessment.

18. ENTRY BY LANDLORD.

(a) After reasonable prior notice (except in emergencies, where no such notice shall be required) and without materially interfering with Tenant’s use and access to the Premises, Landlord, its authorized agents, contractors, and representatives shall at any and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants during the last year of the Term and during any period when there is an uncured Event of Default by Tenant under this Lease, to post notices, to alter, improve or repair the Premises or any other portion of the Building, all without being deemed guilty of any eviction of Tenant and without abatement of rent. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Landlord shall at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord pursuant to the terms hereof shall not be deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises or any portion thereof, and Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss in, upon and about the Premises.

(b) Notwithstanding the foregoing provisions of this Section 18 or this Lease to the contrary, in the event the Premises is impaired by reason of the negligence or intentional acts of Landlord or its agents or employees, then the payment of Rent shall be abated during the period of such impairment, but only to the extent (determined on a square foot of Rentable Area basis) the Premises are so impaired. Furthermore, if such impairment is substantial and continues for a period of sixty (60) continuous days or more, Tenant shall have the right to terminate this Lease by written notice to Landlord within five (5) days of the end of such sixty (60) day period. As used in this Section 18(b), the following terms shall have the following meanings: (i) as to any portion of the Premises, such portion of the Premises shall be deemed “impaired” if for a period of five (5) consecutive business days following Tenant’s notice to Landlord of such impairment it shall be impossible or commercially impracticable for Tenant to conduct business from such portion of the Premises, and Tenant has actually ceased to conduct business from such portion of the Premises; (ii) such impairment shall be deemed to be caused by the “negligence or intentional acts of Landlord or its agents or employees” to the extent that such impairment results primarily from an intentional act of Landlord or a negligent act of Landlord; and (iii) an impairment shall be deemed to be “substantial” if more than fifty percent (50%) of the Premises becomes impaired under the foregoing standards. Anything in this Section 18(b) to the contrary notwithstanding, the entitlement of Tenant, if any, to an abatement of the Rent or any part thereof or a termination of this Lease following (i) damage to or destruction of the Premises or the Project shall be governed by the provisions of Section 21 and not by the provisions of this Section 18(b), and (ii) an interruption of standard services required to be provided by Landlord pursuant to Section 9(a) shall be governed by the provisions of Section 9(a) and not by the provisions of this Section 18(b).

19. INSURANCE.

(a) Tenant’s Insurance. Tenant shall, during the entire term of this Lease and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:

(i) Property Insurance. Property insurance insuring against the perils of fire, vandalism and malicious mischief, sprinkler leakage, and such other risks as are from time to time included in a “Causes of Loss—Special Form” policy (a “Special Form Policy”), but not including flood and earthquake coverage. Such Special Form Policy shall be upon all trade fixtures and other property owned by Tenant, for which Tenant is legally liable and/or that was installed by or on behalf of Tenant, and which is located in the Building, including, without limitation, Alterations, furniture, fittings, installations, fixtures, Tenant Improvements and any other personal property, in an amount not less than the full replacement cost thereof. If there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or any mortgagees of Landlord shall be conclusive. Such Special Form Policy shall also insure the direct or indirect loss of Tenant’s earnings attributable to Tenant’s inability to use fully or obtain access to the Premises or the Project in the amount as will properly reimburse Tenant for a period of one (1) year following such loss of use or access. Such policy shall name Landlord and any mortgagees of Landlord as additional insured parties, as their respective interests may appear.

(ii) Liability Insurance. Commercial General Liability Insurance insuring Tenant against any liability arising out of the lease, use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of Three Million Dollars ($3,000,000) Combined Single Limit for injury to or death of one or more persons in an occurrence and Seven Million Dollars ($7,000,000) aggregate (some reasonable portion of which may be maintained through an excess or umbrella policy, provided that any such excess or umbrella policy shall cover at least the same perils as a commercial general liability policy and shall not contain materially more extensive exclusions than such a policy), and for damage to tangible property (including, without limitation loss of use and fire legal liability) in an occurrence, with an Additional Insured — Landlord Endorsement. The policy shall insure the hazards of premises and operations, independent contractors, contractual liability (covering the indemnity contained in Section 24 hereof, to the extent such coverage is included in a customary and typical policy of commercial general liability insurance) and shall (i) name Landlord as an additional insured, (ii) contain a cross-liability provision, and (iii) contain a provision that the insurance provided the landlord hereunder shall be primary and noncontributing with any other insurance available to Landlord, but only as to losses arising out of the negligent acts or omissions of Tenant. The foregoing notwithstanding, the self-insured retention amount under the insurance policies maintained by Tenant pursuant to the provisions of this Lease shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld, conditioned or delayed; provided, however, that, so long as the Tenant under this Lease is Managed Health Network, Inc. (“Named Tenant”) or a Successor to Named Tenant, Named Tenant’s policy of Commercial General Liability Insurance may provide for a self-insured retention amount of not more than One Million Dollars ($1,000,000) in an occurrence and Three Million Dollars ($3,000,000) in the aggregate.

(iii) Workers’ Compensation Insurance. Workers’ Compensation and Employer’s Liability Insurance (as required by the laws of the State of California).

(iv) Boiler and Machinery Insurance. If Tenant installs any boiler, pressure object, machinery, fire suppression system, supplemental air conditioning or other mechanical equipment within the Premises, Tenant shall also obtain and maintain at Tenant’s expense, boiler and machinery insurance covering loss arising from the use of such equipment.

(b) Criteria for Tenant’s Policies. All such policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies qualified to issue insurance in the State of California and holding an A.M. Best’s Rating of “A-” and a Financial Size Rating of “VII” or better, as set forth in the most current issue of Best’s Key Rating Guide. Such insurance shall provide that it is primary insurance, and not contributory with any other insurance in force for or on behalf of Landlord. Prior to the commencement of the Term, Tenant shall deliver to Landlord copies of certificates of insurance evidencing in a manner binding on the insurance carrier the existence of the amounts and forms of coverage required above and, except for the Special Form Policy, naming Landlord and any other person specified by Landlord, as an additional insured. No such policy shall be cancelable, terminable or reducible in coverage except after the insurer endeavors to provide thirty (30) days (or, in the event of nonpayment of premium, ten (10) days) prior written notice to Landlord. Tenant shall, within ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof, or upon ten (10) days prior written notice to Tenant, Landlord may order such insurance and charge the cost thereof to Tenant as additional rent, if Tenant fails to so notify Landlord. If Landlord obtains any insurance that is the responsibility of Tenant under this Section 19, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed.

(c) Landlord’s Insurance.

(i) Landlord shall maintain, or cause to be maintained, a policy of Commercial General Liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring Landlord against any liability arising out of the lease, use, occupancy, or maintenance of the Project and all areas appurtenant thereto (other than the Premises, unless Landlord elects to extend such coverage to the Premises). Such insurance shall be in the amount of Two Million Dollars ($2,000,000) Combined Single Limit for injury to or death of one or more persons in an occurrence and Four Million Dollars ($4,000,000) in the aggregate (some reasonable portion of which may be maintained through an excess or umbrella policy, provided that any such excess or umbrella policy shall cover at least the same perils as a commercial general liability policy and shall not contain materially more extensive exclusions than such a policy), and for damage to tangible property (including loss of use) in an occurrence.

(ii) In addition, Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Project against loss or damage by fire and such other hazards as Landlord may elect (that may include earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof, or, in the alternative, insuring for eighty percent (80%) of the replacement cost thereof (or such minimum amount as shall be required to eliminate operation of coinsurance provisions), exclusive of excavations and foundations; provided, however, that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease that Tenant may keep or maintain in the Premises, or any real or personal property that Tenant is otherwise required to insure under this Lease. If the annual premiums charged Landlord for such property insurance exceed the standard premium rates because the nature of Tenant’s operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium. All insurance proceeds payable under Landlord’s insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein.

(iii) To the extent available on commercially reasonable terms, Landlord shall carry rental loss insurance on the Project applicable to the perils covered by an All Risk Policy on the Project and pertaining to the Rent due under this Lease for not less than twelve (12) months. If Landlord concludes that such insurance is not available at commercially reasonable rates, Landlord shall promptly so notify Tenant in writing. If Landlord fails to carry such policy of insurance without so notifying Tenant and an event occurs which would otherwise result in an interruption in Rent which would have been covered by such policy had it been carried by Landlord, then Landlord shall be deemed to have received the proceeds of such insurance as if it had been carried by Landlord in the amounts and with the coverages required.

20. WAIVER OF SUBROGATION. Whether any loss or damage to or within the Project, the Building and/or the Premises is due to the negligence of either of the parties hereto, their agents or employees, or any other cause, Landlord and Tenant do each herewith and hereby release and relieve the other from responsibility for, and waive their entire claim of recovery, for any loss or damage to the real or personal property of the other located anywhere in the Project and including the Project itself, arising out of or incident to the occurrence of any of the perils which are covered by any property insurance policy covering the Project or which was required to be carried by either Landlord or Tenant (but only to the extent the loss is covered, or would have been covered, by such policy); or loss resulting from business interruption at the Premises, arising out of or incident to the occurrence of any of the perils which are covered by any business interruption insurance policy covering the Project. To the extent that any risks are, in fact, covered by property insurance, each party shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party.

21. DAMAGE AND DESTRUCTION.

(a) Repair and Restoration. If the Building and/or the Premises are damaged by fire or other perils covered by insurance carried by Landlord, Landlord shall, subject to the provisions of Section 21(b) below, have the following rights and obligations:

(i) If the Building and/or the Premises are damaged or destroyed by any such peril, to the extent the cost to repair exceeds twenty-five percent (25%) of the then full replacement value thereof or the damage thereto is such that the Building and/or the Premises cannot, in the reasonable estimate of Landlord, be repaired, reconstructed and restored within six (6) months from the date of such damage or destruction using customary diligence, Landlord shall, at its sole option, as soon as reasonably possible thereafter, either commence or cause the commencement of the repair, reconstruction and restoration of the Building and/or the Premises and prosecute or cause the same to be prosecuted diligently to completion, in which event this Lease shall remain in full force and effect; or within sixty (60) days after such damage or destruction, elect not to so repair, reconstruct or restore the Building and/or the Premises, in which event this Lease shall terminate. In either event, Landlord shall give Tenant written notice of its intention within said sixty (60) day period. If Landlord elects not to restore the Building and/or the Premises, this Lease shall be deemed to have terminated as of the date of such damage or destruction.

(ii) If the Building and/or the Premises are partially damaged or destroyed by any such peril, to the extent the cost to repair is twenty-five percent (25%) or less of the then full replacement value thereof, and if the damage thereto is such that the Building and/or the Premises reasonably may, in the reasonable estimate of Landlord, be repaired, reconstructed or restored within a period of six (6) months from the date of such damage or destruction using customary diligence, then Landlord shall commence or cause the commencement of and diligently complete or cause the completion of the work of repair, reconstruction and restoration of the Building and/or the Premises and this Lease shall continue in full force and effect.

(b) Uninsured Casualties. If damage or destruction of the Building and/or the Premises is due to any cause not fully covered (except for deductible amounts not exceeding One Hundred Thousand Dollars ($100,000.00)) by collectible insurance carried by Landlord (or required to be carried under the terms of this Lease) at the time of such damage or destruction, Landlord may elect to terminate this Lease. If the repairing or restoring of the damage is delayed or prevented for longer than six (6) months after the occurrence of such damage or destruction by reason of weather, acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or any cause that is beyond the reasonable control of Landlord, Landlord may elect to be relieved of its obligation to make such repairs or restoration and terminate this Lease. Further, Landlord shall not have any obligation to repair, reconstruct or restore the Premises and may terminate this Lease when the damage resulting from any casualty covered under this Section 21 occurs during the last twelve (12) months of the Term.

(c) Tenant’s Termination Right. If the work of repair, reconstruction and restoration in connection with damage or destruction of the Building and/or Premises initially affects more than twenty-five percent (25%) of the floor area of the Premises and shall require a period longer than twelve (12) months to complete, then Tenant may elect to terminate this Lease, provided that Tenant shall give written notice to Landlord of its intention within sixty (60)

days after the date it is advised of such repair period. Tenant also shall have the right to terminate this Lease if Landlord fails to repair the Premises or the Building within the stated repair period as extended day-for-day for each day within such period containing an event of Force Majeure (as defined in Section 46(j)); provided that Tenant shall give written notice of such termination within sixty (60) days of the end of the stated repair period as so extended.

(d) Termination of Lease. Upon any termination of this Lease under any of the provisions of this Section 21, Landlord and Tenant shall each be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord or such other date as is mutually agreed upon by Landlord and Tenant except for payments or other obligations which have theretofore accrued and are then unpaid or unperformed and any other obligations which, by their terms, survive the termination of this Lease.

(e) Basic Rent Abatement. In the event of repair, reconstruction and restoration by or through Landlord as herein provided, the Basic Rent payable under this Lease shall be abated proportionately to the degree to which Tenant’s use of the Premises is materially impaired during the period of such repair, reconstruction or restoration; provided, however, that the amount of such abatement shall be limited to the amount recoverable by Landlord from applicable policies of rental loss insurance maintained or required to be maintained by Landlord pursuant to this Lease. Tenant shall not be entitled to any abatement, compensation or damages for loss of the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration, nor shall Tenant be entitled to any insurance proceeds, including those in excess of the amount required by Landlord for such repair, reconstruction or restoration. Tenant shall not be released from any of its obligations under this Lease due to damage or destruction of the Building and/or the Premises except to the extent and upon the conditions expressly stated in this Section 21.

(f) Extent of Repair Obligation. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant. Tenant shall assign and deliver to Landlord any insurance proceeds payable to or received by Tenant in connection with the Tenant Improvements or any other improvements initially constructed or installed by Landlord and insured by Tenant pursuant to Section 19(a) hereof, and Landlord shall thereafter, to the extent that it receives any such insurance proceeds, repair and restore such Tenant Improvements and other improvements.

(g) Waiver. The provisions of California Civil Code § 1932(2) and § 1933(4), which permit termination of a lease upon destruction of the Premises, are hereby waived by Tenant; and the provisions of this Section 21 shall govern in case of such destruction.

22. CONDEMNATION.

(a) Complete Taking. If the whole of the Project, the Building or the Premises or so much thereof shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose so that a reasonable amount of reconstruction will not result in the Premises being no longer reasonably suitable for Tenant’s continued occupancy, this Lease and the term and estate hereby granted shall terminate and no longer be of any force or effect as of the date that possession of the Project, the Building or the Premises is so taken (herein called “Date of the Taking”), and the Basic Rent and other sums payable hereunder shall be prorated and adjusted as of such termination date.

(b) Partial Taking. If only a part of the Building, the Project or the Premises shall be so taken and so that the remaining part thereof after reconstruction is reasonably suited for Tenant’s continued occupancy, this Lease shall be unaffected by such taking, except that Landlord may, at its option, terminate this Lease by giving Tenant written notice to that effect within sixty (60) days after the Date of the Taking. In such event, this Lease shall terminate and no longer be of any force or effect as of on the date that such notice from Landlord to Tenant shall be given, and the Basic Rent and other sums payable hereunder shall be prorated and adjusted as of such termination date. Upon a partial taking after which this Lease continues in force as to any part of the Premises, the Basic Rent and other sums payable hereunder shall be adjusted according to the Rentable Area remaining.

(c) Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by or in connection with this Lease, and Tenant shall receive no part of such award, including any award for the “leasehold bonus value” of this Lease. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment.

(d) Waiver. Except as may be otherwise provided herein, Tenant hereby waives and releases any right to terminate this Lease under Sections 1265.120 and 1265.130 of the California Code of Civil Procedure or under any similar law, statute or ordinance now or hereafter in effect relative to eminent domain, condemnation or takings.

23. DAMAGE TO TENANT’S PROPERTY AND EXCULPATION.

(a) Damage to Tenant’s Property. Notwithstanding anything to the contrary in this Lease, neither Landlord nor the Landlord Parties (as defined in Section 24 below) shall be liable for damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness, or any damage or loss to the business or occupation of Tenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Project. Such waiver of liability shall include matters arising in connection with the passive (but not active) negligence of Landlord or the Landlord Parties, unless covered by insurance required to be maintained by Tenant under this Lease. Tenant shall give prompt written notice to Landlord in case of fire or accident in the Premises or in the Building or of defects therein or in the fixtures or equipment.

(b) Exculpation. Landlord shall not be liable to Tenant or any third party for any loss, damage, death or injury to person or property or any inconvenience: (i) caused by theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury, or (ii) that occurs by reason of the active negligence or willful misconduct of Tenant, its agents, employees or invitees, or (iii) which may arise through repair or alteration of any part of the Project or failure to make any such repair or alteration, except to the extent of the active negligence or willful misconduct of Landlord occurring as a result of Landlord’s failure to make any such repair or alteration within a reasonable period of time following the date upon which Landlord obtains actual knowledge of the required work, all unless covered by insurance required to be maintained by Tenant under this Lease. Tenant hereby waives the remedy of constructive eviction. Any other provision of this Lease to the contrary notwithstanding: (i) in no event shall Landlord have any liability to Tenant or any third party for any consequential damages whatsoever, including loss of revenue or profits; and (ii) nothing in this Section 23(b) shall be deemed to limit the right of Tenant to pursue its remedies against any contractor or subcontractor of Landlord in connection with any damage to property or injury or death to persons caused by such contractor or subcontractor.

(c) The foregoing provisions of this Section 23 and any other provision of this Lease to the contrary notwithstanding: (i) Tenant is not waiving any claim against Landlord arising from Landlord’s or the Landlord Parties’ intentional misconduct resulting in any injury to persons, except to the extent covered by insurance required to be maintained by Tenant under this Lease; and (ii) Tenant is not waiving any claim against Landlord arising from Landlord’s or the Landlord Parties’ active negligence resulting in any injury to persons, except with respect to injury to persons caused by theft, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority.

24. INDEMNIFICATION.

(a) Tenant’s Indemnity. Tenant shall indemnify, defend and hold Landlord, its members, employees, agents, consultants, independent contractors, guests, invitees and other representatives (collectively, the “Landlord Parties”) harmless from and against all claims, losses, liabilities, damages, costs, expenses and claims arising from or relating to the use of the Premises or the Common Areas of the Project by the Tenant Parties (as defined in Section 25(c) below) or the conduct of Tenant’s business or any activity, work, or thing done or permitted by Tenant in or about the Premises or the Common Areas of the Project or suffered by Tenant in the Premises, any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, any act, neglect, fault or omission of any of the Tenant Parties, and all costs, attorneys’ fees, expenses and liabilities incurred in or about such claims or any action or proceeding brought thereon. In case any action or proceeding shall be brought against any of the Landlord Parties by reason of any such claim, Tenant upon written notice from Landlord shall defend the same at Tenant’s expense by counsel approved in writing by Landlord. With respect to events occurring in or about the Premises, such indemnity shall include matters arising in connection with the passive (but not active) negligence of Landlord, unless covered by insurance required to be maintained by Tenant under this Lease. Any other provision of this Lease to the contrary notwithstanding, in no event shall Tenant have any liability to Landlord or any third party for any consequential damages whatsoever, including, without limitation, loss of revenue or profits, except that this Section 24(a) shall not limit the liability of Tenant to Landlord for any rental loss arising in connection with any holdover by Tenant, interference by Tenant with the occupancies or rights of other tenants or any breach by Tenant of its obligations under this Lease pertaining to Hazardous Materials. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(b) Landlord’s Indemnity. Subject to the provisions of Section 23 and 24(a) above, Landlord shall indemnify, defend and protect Tenant and hold Tenant harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the condition or design of the Common Areas, but only to the extent that such indemnity obligations of Landlord hereunder would be covered by the proceeds of liability insurance maintained by Landlord or required to be maintained by Landlord under this Lease, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims; provided, however, that the foregoing indemnity shall not be applicable to claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense to the extent arising by reason of the active negligence or willful misconduct of Tenant. The foregoing notwithstanding, Landlord shall not be required to indemnify or defend Tenant from any claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Nothing in this Section 24(b) shall be deemed to limit or modify Landlord’s indemnity obligations under Section 10(c) above and Section 25(f)(iii) below.

25. HAZARDOUS MATERIALS.

(a) Definitions. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by, or is dealt with in, any local governmental authority, the State of California or the United States Government. Accordingly, the term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iii) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (iv) petroleum, (v) asbestos, (vi) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (vii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6902 et seq., or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

(b) Limitations on Use. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Materials. Tenant shall not allow the storage or use of Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage or use of such substances or materials, nor allow to be brought onto the Building or Project any such materials or substances, except that Tenant may maintain products in the Premises which are customarily incidental to normal operation of business offices in Marin County, such as photocopy supplies, secretarial supplies and limited janitorial supplies which products contain chemicals which are categorized as Hazardous Materials, provided that the use of such products in the Premises by Tenant shall be in compliance with applicable laws and shall be in the manner in which such products are designed to be used. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises. The covenants of this Section 25 shall survive the expiration or earlier termination of this Lease.

(c) Environmental Obligations. Landlord and Tenant shall notify each other in writing of (i) any enforcement, clean-up, removal or other governmental action instituted with regard to Hazardous Materials involving the Project, (ii) any claim made by any person against either of the parties related to Hazardous Materials in the Premises or the Project, (iii) any reports made to any governmental agency arising out of or in connection with Hazardous Materials in the Premises or the Project including, without limitation, any complaints, notices or warnings, and (iv) any spill, release, discharge or disposal of Hazardous Materials in the Premises or the Project that is required to be reported to any governmental agency or authority under any applicable governmental law, rule or regulation. Tenant shall indemnify and hold Landlord and its affiliates harmless with respect to any environmental claims or liabilities which occur as a result of the breach by Tenant of any of Tenant’s covenants set forth in Section 25(b) above or this Section 25(c) and from any escape, seepage, leakage, spillage, discharge, emission, release from, onto or into the Premises, the Building or the Project of any Hazardous Materials to the extent caused: (i) by Tenant or Tenant’s agents, contractors, trustees, partners, members, shareholders, officers, employees, guests or invitees (collectively, the “Tenant Parties”), or (ii) as a result of the active or passive negligence of Tenant or any Tenant Party.

(d) Limitation on Tenant Covenants. The covenants of Tenant set forth in Sections 25(b) and 25(c) above shall not pertain to, and shall specifically exclude, any claim or liability arising in connection with any Hazardous Materials which are either: (i) first brought onto the Project by Landlord or its employees or contractors; or (ii) exist on the Project as of the date of this Lease.

(e) Disclosures by Landlord. Landlord hereby discloses to Tenant that previous owners, occupants or others possessed, used and may have disposed of construction materials and debris and other Hazardous Materials in or about the Project or portions thereof. Tenant acknowledges and agrees that Landlord has not made any warranty or representation as to the condition of the Project, including, without limitation, the presence or absence of Hazardous Materials thereon.

(f) Landlord’s Duty to Remediate and Indemnity.

(i) In the event that the Project or any portion thereof (except the Premises) is contaminated by Hazardous Materials and such Hazardous Materials were not first brought onto the Project by Landlord or Tenant or their respective agents, employees or contractors, Landlord shall use such efforts as a reasonable and prudent person would use in the circumstances to remediate as required by law, or to cause other potentially responsible parties to remediate as required by law, any contamination of the Common Area of the Project by Hazardous Materials as to which it is not the responsibility of Tenant to perform remediation. Where there are other potentially responsible parties who may bear responsibility for all or a portion of any required remediation, Landlord shall use such efforts as a reasonable and prudent person would regard as economically justified to use to cause such parties to perform that responsibility. The obligations of Landlord set forth in this Section 25(f)(i) shall be a part of the obligations of Landlord to repair the Common Areas set forth in Section 10(a).

(ii) In the event that such Hazardous Materials were first brought onto the Project by Landlord or its agents, employees or contractors, then Landlord shall immediately remediate such contamination at its expense to the full extent required by applicable law.

(iii) Subject to the provisions of Sections 25(a), 25(b), 25(c), 25(d), 25(e) and 46(e), Landlord releases Tenant from any liability for, waives all claims against Tenant and shall indemnify, defend and hold harmless Tenant, its officers, employees, and agents, against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same, arising from any actions by any governmental agency for clean up of Hazardous Materials on or under the Project, including costs of legal proceedings, investigation, clean up, monitoring, and restoration, including reasonable attorney’s fees, if, and only to the extent, the: (i) Hazardous Materials occur on or under the Project; (ii) Hazardous Material was not possessed, released or disposed of by Tenant or by any Tenant Party; and (iii) the contamination occurred prior to the first to occur of the North Wing Commencement Date, Second Floor South Wing Commencement Date or Third Floor South Wing Commencement Date. Also subject to the provisions of Sections 25(a), 25(b), 25(c), 25(d), 25(e) and 46(e), and additionally subject to Section 5, Landlord releases Tenant from any liability for, waives all claims against Tenant and shall indemnify, defend and hold harmless Tenant, its officers, employees, and agents, against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same, arising from any actions by any governmental agency for clean up of Hazardous Materials on or under the Project, including costs of legal proceedings, investigation, clean up, monitoring, and restoration, including reasonable attorney’s fees, but excluding any contamination of the Project to the extent caused (i) by the initial release, disposal, use or storage of Hazardous Materials in, on or about the Project by Tenant or any Tenant Party, and (ii) as a result of the active or passive negligence or willful misconduct of Tenant or any Tenant Party.

(iv) Nothing in this Section 25(f) shall, however, be deemed to prohibit Landlord from contesting in administrative and judicial proceedings any requirement of law for the performance of remediation.

26. SUBORDINATION. Tenant agrees that this Lease is and shall be subordinate to any mortgage, deed of trust, ground lease or underlying lease (hereinafter “Prior Lien”) that may heretofore or hereafter be placed upon the Project or the Building, and all renewals, replacements and extensions thereof. If any Prior Lien holder wishes to have this Lease prior to its Prior Lien, then and in such event, upon such Prior Lien holder’s notifying Tenant to that effect, this Lease shall be deemed prior to the Prior Lien. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord, provided that such successor in interest recognizes the interest of Tenant under this Lease if no default under this Lease then exists. Within fifteen (15) days of presentation, Tenant shall execute any documents which any such Prior Lien holder may require to effectuate the provisions of this Section 26. As a condition of any such subordination, however, the holder of or beneficiary under any such encumbrance shall agree in an executed, acknowledged and recorded non-disturbance agreement which provides that Tenant shall not be disturbed in its possession, except as may be consequent on an Event of Default, nor shall the obligations of Tenant be enlarged or its rights abridged hereunder by reason of any such mortgage or deed of trust or lease, save and except that the lender and any person acquiring title by reason of a foreclosure sale or an exercise of a power of sale or by deed expressly in lieu of foreclosure shall not: (i) have any liability for any act, omission, default or breach by Landlord under this Lease occurring prior to the time of such acquisition by such lender or person (provided such act, omission, default or breach does not constitute a continuing default that survives any such acquisition); (ii) be subject to any claim or offset which Tenant may have had against Landlord; (iii) be bound by any payment of rent or any part thereof more than one month in advance; (iv) be bound by any amendment or modification to this Lease made after such subordination and without the written consent of such lender; (v) be obligated for the return of any security deposit or other thing of value given to Landlord to secure the performance by Tenant of its obligations under this Lease or any one or more of such obligations, except to the extent actually received from or credited by Landlord; (vi) be required to perform, or liable for the failure to perform, the obligations of Landlord with respect to construction of improvements; and (vii) be obligated to perform any repair or restoration of the Project or the Premises required as a result of any damage, destruction or condemnation, except to the extent that insurance proceeds or condemnation awards received by such lender or person are sufficient to fully pay the cost of such repair or restoration. The foregoing provisions of this Section 26 to the contrary notwithstanding, concurrently with Landlord’s execution of this Lease, Landlord shall, with respect to each existing Prior Lien holder, provide Tenant with a non-disturbance agreement which provides that Tenant shall not be disturbed in its possession, except as may be consequent on an Event of Default, nor shall the obligations of Tenant be enlarged or its rights abridged hereunder by reason of any such mortgage or deed of trust or lease, save and except that the lender and any person acquiring title by reason of a foreclosure sale or an exercise of a power of sale or by deed expressly in lieu of foreclosure shall not: (i) have any liability for any act, omission, default or breach by Landlord under this Lease occurring prior to the time of such acquisition by such lender or person; (ii) be subject to any claim or offset which Tenant may have had against Landlord (provided such act, omission, default or breach does not constitute a continuing default that survives any such acquisition); (iii) be bound by any payment of rent or any part thereof more than one month in advance; (iv) be bound by any amendment or modification to this Lease made after such subordination and without the written consent of such lender; (v) be obligated for the return of any security deposit or other thing of value given to Landlord to secure the performance by Tenant of its obligations under this Lease or any one or more of such obligations; (vi) be required to perform, or liable for the failure to perform, the obligations of Landlord with respect to construction of improvements; and, (vii) be obligated to perform any repair or restoration of the Project or the Premises required as a result of any damage, destruction or condemnation, except to the extent that insurance proceeds or condemnation awards received by such lender or person are sufficient to fully pay the cost of such repair or restoration.

27. ESTOPPEL CERTIFICATE. Tenant will, upon fifteen (15) days prior request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing executed by Tenant, substantially in the form of Exhibit F attached hereto, certifying, among other things, the date of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the date to which the Basic Rent and additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Tenant no default exists hereunder on the part of Landlord or Tenant or specifying each such default of which Tenant may have knowledge and such other matters as may be reasonably requested by Landlord. The parties agree and intend that any such statement by Tenant may be relied upon by any prospective purchaser or mortgagee of the Building or the Project. In the event that Tenant fails or refuses to deliver such an estoppel certificate to Landlord within fifteen (15) days of a written request from Landlord, then Landlord may give to Tenant a second notice, reiterating the request that Tenant execute an estoppel certificate in the form specified by Landlord and stating that, if Tenant fails to do so within five (5) days of the receipt by Tenant of such second notice from Landlord, Tenant shall be deemed to be bound by the statements set forth in the form of certificate which Landlord requested that Tenant deliver. In the event that Tenant fails to deliver an estoppel certificate in the form specified by Landlord within five (5) days of the receipt by Tenant of such second notice from Landlord: (i) Tenant shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate which Landlord requested that Tenant deliver, and Tenant shall be estopped from denying the correctness of each such statement, such that a mortgagee or purchaser may rely on the correctness of the statements in such form of certificate, as if made and certified by Tenant; and, (ii) such failure shall, at the sole option of Landlord and without the necessity of further notice to Tenant, constitute an Event of Default under this Lease.

28. RULES AND REGULATIONS. Tenant agrees to observe and be bound by the Rules and Regulations applicable to the Project, a copy of which is attached hereto as Exhibit G (the “Rules and Regulations”). Landlord reserves the right to amend said Rules and Regulations as Landlord in its judgment may from time to time deem to be necessary or desirable for the safety, care and cleanliness of the Project and the preservation of good order therein, and Tenant agrees to comply therewith. Landlord may make concessions requested by a tenant without granting the same concessions to any other tenant; provided, however, that Landlord shall use reasonable efforts to enforce the rules and regulations consistently and uniformly with respect to other tenants as applicable to such other tenants under their respective leases and shall not systematically discriminate against Tenant in the enforcement of the Rules and Regulations (although Tenant acknowledges that there may be differences in the rules and regulations applicable to the various tenants in the Building, and that such fact shall not prevent Landlord from enforcing with respect to Tenant the Rules and Regulations attached as Exhibit G). To the extent the Rules and Regulations conflict with this Lease, this Lease shall control.

29. SECURITY DEPOSIT. Concurrently with execution hereof, Tenant has paid to Landlord the Security Deposit set forth in the Basic Lease Information (the “Security Deposit”) as security for the full and faithful performance of Tenant’s obligations under this Lease and for the payment of any damages incurred by Landlord as a result of an Event of Default or breach hereunder (including, without limitation, amounts which Landlord may be entitled to recover pursuant to the provisions of Sections 1951.2 or 1951.4 of the California Civil Code); provided, however, that the Security Deposit is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord’s damages upon Tenant’s default. Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon. Landlord may in its sole discretion (but shall not be required to) use the Security Deposit or any portion thereof to cure any failure by Tenant to perform any of its covenants or obligations hereunder or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. In such event and with five (5) days of written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to an amount equal to one hundred ten percent (110%) of the amount specified in the Basic Lease Information as the same may have been increased by prior applications of this Section 29. Tenant’s failure to make such payment to Landlord within five (5) days of Landlord’s notice shall constitute an Event of Default under this Lease without the necessity of further notice, and Tenant hereby acknowledges that attachment will be a proper remedy by which Landlord may seek to recover the amount which Tenant has then failed to pay. Following the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord; provided, however, that: (i) Landlord shall not be obligated to return the Security Deposit or any part thereof until all breaches by Tenant of its obligations under this Lease have been cured and all damages which Landlord may suffer in connection with any such breach have been ascertained in amount and paid in full, including both future rents and damages under Section 1951.2 of the California Civil Code; (ii) in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder; and (iii) Tenant hereby waives any rights which it may now or hereafter have under Section 1950.7 of the California Civil Code. If Landlord conveys or transfers its interest in the Premises, and as a part of such conveyance or transfer, assigns its interest in this Lease and Security Deposit, or any portion thereof not previously applied, the Security Deposit shall be transferred to Landlord’s successor and Landlord shall be released and discharged from any further liability to Tenant with respect to such Security Deposit. If Tenant has assigned its interest in this Lease, Landlord shall return that portion of the Security Deposit, if any, which would have been returned to Tenant to the assignee instead of to Tenant, and Landlord shall be released of all liability to Tenant in connection with the Security Deposit. In no event shall any mortgagee or beneficiary under a mortgage or deed of trust encumbering all or any portion of the Project, or any purchaser of all or any portion of the Project at a public or private foreclosure sale or exercise of a power of sale under such mortgage or deed of trust, have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of all or any part of the Security Deposit in the event any such mortgagee, beneficiary or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such mortgagee, beneficiary or purchaser has received all or any part of the Security Deposit.

30. DEFAULTS AND REMEDIES.

(a) Defaults. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant (each an “Event of Default”):

(i) The failure by Tenant to make any payment of Basic Rent, additional rent, other charges or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure § 1161 regarding unlawful detainer actions.

(ii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 30(a)(i) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant. Any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure § 1161 regarding unlawful detainer actions. If the nature of Tenant’s default (other than a default specified in Section 30(a)(i) above) is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, and such completion shall occur not later than ninety (90) days from the date of such notice from Landlord.

(iii) Any of the following: The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

(iv) Any other act or omission which is expressly provided in this Lease to be an Event of Default, as to which acts or events the notice provisions of Section 30(a)(ii) shall not be applicable.

(b) Remedies. If an Event of Default exists, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the following rights and remedies:

(i) The right to terminate this Lease and pursue its rights and remedies provided by California Civil Code Section 1951.2, in which event Landlord may recover:

(A) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(ii) The term “rent” as used hereinabove shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 30(b)(i)(A) and 30(b)(i)(B), the “worth at the time of award” shall be computed by allowing interest at a rate equal to the “prime,” “reference” or “index” rate of Wells Fargo Bank NA (or, if Wells Fargo Bank NA no longer publishes such a rate, then at the rate published by the largest commercial bank headquartered in California publishing such a rate) plus six hundred (600) basis points, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 30(b)(i)(C), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%);

(iii) The rights and remedies provided by California Civil Code Section 1951.4, that allow Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Basic Rent, additional rent and other charges as they become due, for so long as Landlord does not terminate Tenant’s right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession;

(iv) The right to enter the Premises and remove therefrom all persons and property, store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and sell such property and apply the proceeds therefrom pursuant to applicable California law; and

(v) The right to take steps necessary or appropriate to have a receiver appointed for Tenant in order to take possession of the Premises and apply any rental collected and exercise all other rights and remedies granted to Landlord.

(c) Re-entry. If an Event of Default exists, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 3(c) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

(d) Remedies Cumulative; Waiver. All rights, options and remedies of Landlord and Tenant contained in this Lease or provided by law or in equity shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. No waiver of any default hereunder shall be implied from any acceptance by Landlord of any Basic Rent, additional rent or other charges due hereunder or any omission by Landlord or Tenant to take any action on account of such default, and no express waiver shall affect any default other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

31. LATE CHARGE. If Tenant fails to pay any installment of Basic Rent, additional rent or other charges within ten (10) days after the same are due, or fails to make any other payment for which Tenant is obligated under this Lease, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount so payable; provided, however, that Tenant shall pay no late fee for the first such late payment in any twelve (12) month period during the Term unless such failure continues for three (3) business days after written notice to Tenant. Tenant acknowledges that late payments will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Landlord as a result of such late payment. Such late charge shall not be deemed a consent by Landlord to any late payment, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled hereunder. In addition, all amounts payable by Tenant to Landlord hereunder, exclusive of the late charge described above, if not paid within ten (10) days after such amounts are due, shall bear interest from the due date until paid at the rate of ten percent (10%) per annum or the maximum rate of interest permitted to be collected by Landlord by law, whichever is the lesser; provided, however, that the first such late payment in any twelve (12) month period during the Term shall not bear such interest unless such failure continues for three (3) business days after written notice to Tenant.

32. TIME. Time is of the essence of each and every provision of this Lease.

33. QUIET ENJOYMENT. Landlord covenants to control its activities and personnel such that if and so long as Tenant pays the rent and performs the covenants contained in this Lease, Tenant shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Lease.

34. TRANSFER OF LANDLORD’S INTEREST. In the event of any transfer or transfers of Landlord’s interest in the Project or the Building, other than a transfer for security purposes only, Tenant agrees that Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to the transferee.

35. RIGHT TO PERFORM. If Tenant shall fail to pay any sum of money, other than Basic Rent required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after written notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Tenant shall reimburse Landlord for all costs incurred in connection with such payment or performance immediately upon demand.

36. NOTICES. All notices under this Lease shall be in writing and sent to the parties at the following addresses or at such other address as any party hereto may designate to the other by notice delivered as provided herein:

To Landlord:	San Rafael Land Company, LLC
2350 Kerner Blvd., Suite 340
San Rafael, California 94901
Attention: Bruce W. Jones
Telephone No.: (415) 362-8900
Facsimile No.: (415) 362-8911

With a copy to:	Mr. Norbert J. Dickman
San Rafael Land Company, LLC
303 West Wall Avenue, Suite 1900
Midland, Texas 79701-5116
Telephone No.: (432) 687-1777 Ext 1804
Facsimile No.: (432) 687-0669

To Tenant:	Managed Health Network, Inc.
c/o Health Net, Inc.
Post Office Box 2470
Rancho Cordova, California 95741-2470
Attention: Director of Real Estate
Telephone No.: (916) 935-1317
Facsimile No.: (916) 935-4406

For overnight couriers only:

c/o Health Net, Inc.
11971 Foundation Place
Rancho Cordova, California 95670
Attention: Director of Real Estate
Telephone No.: (916) 935-1317
Facsimile No.: (916) 935-4406

Any such notices shall be sent by (i) U.S. certified mail, postage prepaid, return receipt requested, in which case notice shall be deemed delivered three (3) business days after timely deposit in the mail, (ii) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after timely deposit with such courier; (iii) personally delivered, in which case notice shall be deemed delivered upon receipt, or (iv) electronic communication, whether by telex, telegram, electronic mail or facsimile, in which case notice shall be deemed delivered on the date of machine-generated confirmed receipt if a copy of such notice is also sent by overnight courier on the same day.

37. WAIVER OF RIGHT TO JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial. If the waiver set forth in this Section 631 (d)(2) is determined by any court to be invalid because it was executed prior to the commencement of any action, then Landlord and Tenant each covenant and agree to execute and deliver to the other, within five (5) days of a written request by the other, a waiver of the right to trial by jury similar in terms and scope to the waiver set forth in this Section 33 at such time following the commencement of such action as such waiver, if then made, would be valid.

38. ATTORNEYS’ FEES. If either party places the enforcement of this Lease or any part hereof, or the collection of any Basic Rent, additional rent or other charges or sums due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, the non-prevailing (or defaulting) party shall pay the other party’s reasonable legal and attorneys’ fees, costs and expenses, including legal and attorneys’ fees, costs and expenses incurred in connection with any appeals and any bankruptcy or insolvency proceedings involving Tenant or this Lease. If Landlord is named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses in such suit, including its reasonable attorneys’ fees. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment. The terms “attorneys’ fees” and “attorneys’ fees, costs and expenses” shall mean the fees, costs and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding, and shall include, specifically, all fees, costs and expenses of expert witnesses. For purposes of this Section 38, the term “prevailing party” shall include a prevailing party as defined in California Code of Civil Procedure Section 998.

39. SURRENDER OF PREMISES. On expiration of the Term or the earlier termination of this Lease in accordance with its terms, Tenant shall quit and surrender the Premises to Landlord, broom clean, in good order, condition and repair as required by Section 10(d), with all of Tenant’s movable equipment, telecommunications and data equipment and wiring, furniture, trade fixtures and other personal property removed therefrom. Tenant shall reimburse Landlord upon the expiration or earlier termination of the Term of this Lease for the reasonable cost of removing all telecommunications and data cabling installed in the Premises by, or for the use of, Tenant. Unless Tenant has obtained Landlord’s agreement in writing that it can remove an Alteration or item of Tenant Improvements, or unless Landlord has elected to require pursuant to the provisions hereof that all or certain non-permanent Alterations be removed by Tenant, all Alterations and Tenant Improvements shall be surrendered with the Premises in good condition and repair, subject to reasonable wear and tear (but only to an extent consistent with the Premises remaining in good condition and repair) and casualty damage that is not required to be repaired by Tenant hereunder. Any property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may store such property in Tenant’s name at Tenant’s expense, and/or dispose of the same in any manner permitted by law. If Landlord desires to have the Premises, or any part or parts thereof, restored to a condition that existed prior to installation of any non-permanent Alteration thereto, Landlord shall, subject to the provisions of Section 10(c), so notify Tenant in writing not later than sixty (60) days prior to the expiration of the Term; and upon receipt of such notice, Tenant shall, at Tenant’s sole cost and expense, so restore the Premises, or such part or parts thereof, before the end of the Term. Tenant shall repair at its sole cost and expense, all damage caused to the Premises or the Project by removal of Tenant’s movable equipment or furniture and such Tenant Improvements and Alterations as Tenant shall be allowed or required pursuant to the provisions hereof to remove from the Premises by Landlord. If, following the expiration or earlier termination of this Lease, the Premises is not surrendered in the manner and condition herein specified, then: (i) Landlord may, after ten (10) days written notice to Tenant, perform the obligations which Tenant failed to perform, and Tenant shall reimburse Landlord for all expenses incurred by Landlord in performing such obligations, including an administration fee equal to ten percent (10%) of the aggregate of such expenses, such reimbursement to be made within ten (10) days of the receipt by Tenant of a written request from Landlord for such reimbursement, accompanied by reasonable evidence of the expenses incurred by Landlord; and (ii) Tenant shall indemnify, defend, protect and hold Landlord harmless against all loss, liability, claim, cost or expense (including attorneys’ fees) resulting from or caused by Tenant’s failure in so surrendering the Premises in such manner or condition, including, without limitation, any claims made by any succeeding tenant due to such failure, provided that such indemnity shall be effective only if such failure continues for a period of greater than ninety (90) days following the expiration or earlier termination of this Lease.

40. HOLDING OVER. Tenant shall be permitted to hold over after the expiration or earlier termination of the Term for a period of ninety (90) days with or without the express prior written consent of Landlord, at a rental rate equal to one hundred fifty percent (150%) of the Basic Rent in effect upon the date of such expiration or earlier termination (subject to adjustment as provided in Section 5 hereof and prorated on a daily basis), plus the additional rent and other charges in effect upon the date of such expiration. If Tenant holds over after the expiration or earlier termination of the Term for a period of greater than ninety (90) days with or without the express prior written consent of Landlord, Tenant shall become a tenant at sufferance only (but shall be given not less than three (3) days’ notice to vacate the Premises), at a rental rate equal to two hundred percent (200%) of the Basic Rent in effect upon the date of such expiration or earlier termination (subject to adjustment as provided in Section 5 hereof and prorated on a daily basis). Any such holding over shall otherwise be subject to the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease. If Tenant holds over after the expiration or earlier termination of the Term without the express prior written consent of Landlord for a period of greater than ninety (90) days, Tenant shall indemnify, defend and hold Landlord harmless from all loss or liability, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

41. NON-WAIVER. Neither the acceptance of rent nor any other act or omission of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof, or deprive Landlord of its right to cancel or forfeit this Lease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

42. MORTGAGEE PROTECTION. In the event of any default on the part of Landlord, Tenant will give written notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee under a mortgage covering the Project or the Building whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Project or the Building by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

43. FINANCIAL STATEMENTS. Upon the written request of Landlord (which request shall not be made more than once per calendar year during the Term) Tenant shall, within fifteen (15) days following such written request, furnish Landlord with financial statements dated no earlier than one (1) year before the date of such written request, certified as accurate by Tenant, reflecting Tenant’s then current financial condition, in such form and detail as is prepared by Tenant in its ordinary course of business.

44. CHANGES TO THE PROJECT. Landlord reserves the right at any time to make changes, alterations, reductions and additions to the Project (including, without limitation, the right to change, add to, eliminate or reduce the extent, size, shape or configuration of the Common Areas of the Project), including the construction of other buildings or improvements in the Project, the leasing of space to restaurant uses, the building of additional stories on any building, without any liability or responsibility to Tenant. Landlord will not block ingress and egress to the Premises. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease, provided Landlord makes commercially reasonable efforts to limit the extent and duration of any such darkening or obstruction.

45. RIGHT OF FIRST OFFER.

(a) Right of First Offer. During the Term of this Lease, Tenant shall have the ongoing right of first offer (“Right of First Offer”) with respect to the rentable space contiguous to the Premises depicted on Exhibit A-1 hereto and identified thereon as the North Wing (E-1) (“Offering Space”).

(b) Terms of Advice. Prior to the time Landlord offers the Offering Space for lease to a third-party (other than to an existing tenant of such Offering Space, or a party holding a right of first offer, right of first refusal, expansion option or other right to lease or occupy such Offering Space granted to it by Landlord prior to the date of this Lease), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Offering Space to Tenant, which terms shall reflect (i) the Fair Market Rental Value for such Offering Space as reasonably determined by Landlord, (ii) a term of lease with respect to such Offering Space (the “Offering Space Term”) which shall be equivalent to the term of lease which Landlord would have offered to such third-party absent the Right of First Offer; provided, however, that the Offering Space Term shall be proposed by Landlord to be coterminous with the Term of this Lease in the event the Offering Space Term is scheduled to commence at a time during which there is at least four (4) years remaining in the Term of this Lease; (iii) an allowance (“Offering Space Alterations Allowance”) in reimbursement for the costs (or a portion of the costs) for designing and constructing Alterations to such Offering Space in an amount equal to Fifty Dollars ($50.00) per square foot of Rentable Area contained in such Offering Space, or, if such Offering Space then exists in shell condition (or will exist in shell condition as of the commencement of the Offering Space Term), in an amount equal to Twelve Dollars ($12.00) per square foot of Rentable Area contained in such Offering Space; and (iv) a Base Year with respect to such Offering Space equal to the first full calendar year during the Offering Space Term.

(c) Exercise of Right of First Offer. Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) business days of the date Tenant receives the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if: (i) an Event of Default exists at the time that Landlord would otherwise deliver the Advice; (ii) more than twenty-five percent (25%) of the Premises is sublet (other than to an Affiliate or Successor) at the time Landlord would otherwise deliver the Advice; (iii) Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or (iv) such Offering Space is not intended for the exclusive use of Tenant during the Term. Notwithstanding the foregoing, if (x) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a Notice of Exercise within the five (5) business day period provided above; and (y) Landlord does not enter into a lease for the Offering Space with a third-

party within a period of six (6) months following the date of the Advice with a rental rate equal to at least ninety-five percent (95%) of the basic rent set forth in the Advice, Tenant shall once again have a Right of First Offer with respect to such Offering Space; provided, however, that if Landlord enters into a lease for the Offering Space following Tenant’s failure to provide Landlord with a Notice of Exercise within the five (5) business day period provided above, and such lease is entered into following such six (6) month period or with a rental rate less than ninety-five percent (95%) of the basic rent set forth in the Advice, any rights or options to extend or renew the term of such lease granted by Landlord to such third-party shall be superior to Tenant’s renewed Right of First Offer.

(d) Acceptance of Possession of Offering Space. Offering Space Term shall commence upon the commencement date of the Offering Space Term stated in the Advice and shall terminate on the termination date of the Offering Space Term stated in the Advice, and upon commencement of the Offering Space Term, such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of such Offering Space and only to the extent that they do not conflict with the terms of the Advice, the terms and conditions of this Lease shall apply to such Offering Space. Such Offering Space (including improvements and personalty, if any) shall, subject to the terms of the Advice, be accepted by Tenant in “AS IS” condition, and Landlord’s only obligation with respect to the condition of such Offering Space as of the commencement of the Offering Space Term shall be to deliver them in such condition.

(e) Offering Space Alterations Allowance. In the event Tenant exercises the Right of First Offer and the Offering Space becomes a part of the Premises under this Lease, Landlord shall provide Tenant the Offering Space Alterations Allowance in reimbursement for the costs (or a portion of the costs) for designing and constructing Alterations to such Offering Space. Such reimbursements from the Offering Space Alterations Allowance shall be made by Landlord within thirty (30) days following the latest to occur of: (i) the presentation by Tenant to Landlord of reasonable evidence of the amounts so incurred and paid by Tenant for such Alterations; or (ii) the presentation by Tenant to Landlord of all appropriate lien releases from all contractors, subcontractors, sub-subcontractors, suppliers, materialmen and design professionals performing work or services on behalf of Tenant with respect to such Alterations. The other provisions of this Section 45(e) notwithstanding: (i) Landlord shall not be required to pay any part of the Offering Space Alterations Allowance on or following the eighteen (18) month anniversary of the commencement of the Offering Space Term, and, (ii) Landlord shall not be required to pay any part of Landlord’s Contribution if there then exists an Event of Default under this Lease.

(f) Subordination. Notwithstanding anything herein to the contrary, the Right of First Offer is subject and subordinate to the rights of any party holding a right of first offer, right of first refusal, expansion option or other right to lease or occupy such Offering Space granted to it by Landlord prior to the date of this Lease.

46. GENERAL PROVISIONS.

(a) Entire Agreement. This Lease contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Lease. This Lease supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Premises.

(b) Terms and Headings. The words “Landlord” and “Tenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Wherever the term “including” or “includes” is used in this Lease, it shall be construed as if followed by the phrase “without limitation.” The term “month,” when not specified to be a “Lease Month” or calendar month, shall mean a period commencing as of a particular date and continuing to and including the day immediately preceding the same day of the next calendar month (or, if the next calendar month does not contain such a same date due to it being shorter in duration, then continuing to and including the last day of such next calendar month). References to sections or provisions of any statutes, codifications of statutes, rules, regulations or ordinances shall be deemed to also refer to any successor sections or provisions pertaining to the same subject matter.

(c) Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Landlord and Tenant and their respective permitted successors in interest and assigns.

(d) Brokers.

(i) Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant’s broker identified on the Basic Lease Information (“Tenant’s Broker”) and Orion Partners Ltd. (“Landlord’s Broker”), with which Landlord has a separate agreement with respect to the payment of a commission in connection with this transaction. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity (including, without limitation, Tenant’s Broker, but only to the extent that the claim of Tenant’s Broker is based upon the separate agreement between Landlord and Tenant’s Broker or Orion Partners Ltd.) arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord. In no event shall Landlord’s separate agreement with Landlord’s Broker or Tenant’s Broker bind Tenant with regard to any future brokerage agreements Tenant may enter into regarding this Lease or prevent any such future broker(s) as Tenant may retain from obtaining a commission with regard to such future Lease transactions.

(ii) Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant’s Broker. Tenant is not aware of any obligation of Landlord to Tenant’s Broker other than those set forth in the separate agreement between Landlord and Tenant’s Broker or Orion Partners Ltd. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.

(e) Liability of Landlord. Landlord’s obligations and liability to Tenant under this Lease shall be limited solely to Landlord’s interest in the Project, and neither Landlord nor any of the members in Landlord, nor any officer, director, member, shareholder or partner of or in Landlord or of any members in Landlord shall have or incur any personal liability whatsoever with respect to this Lease.

(f) Management of Building. Landlord may elect to manage the Building on its own behalf, though an affiliate of Landlord or pursuant to a management agreement with a third-party manager. Any management agreement with a third-party manager shall provide that such manager shall operate the Building in a first-class institutional manner and in the most cost-effective manner possible, in an effort to minimize Operating Expenses, consistent with providing first-class, institutional, high quality services.

(g) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of amounts owing hereunder against Landlord, except as otherwise set forth in this Lease; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building or the Project or any portion thereof, and an opportunity is granted to Landlord and such mortgage holder to correct such violations as provided above.

(h) Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

(i) Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(j) Force Majeure. Except as may be otherwise specifically provided herein, time periods for Landlord’s or Tenant’s performance under any provisions of this Lease not involving the payment of money shall be extended for periods of time during which the nonperforming party’s performance is prevented or delayed due to events or circumstances of Force Majeure. For purposes of this Lease, “Force Majeure” shall mean events or circumstances beyond the applicable party’s reasonable control, including, without limitation, strikes, embargoes, governmental regulations or procedures (including, without limitation, governmental regulations or procedures related to the issuance of building or similar permits outside the ordinary expectations of the parties), acts of God, weather, war or other strife. Tenant hereby waives and releases its right to terminate this Lease under Section 1932(1) of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

(k) Authority of Tenant. The persons executing this Lease on behalf of Tenant warrants and represents to Landlord that Tenant has the right and power to enter into this Lease and that the execution and performance by Tenant of its obligations under this Lease has been duly authorized by Tenant and that no further authorizations are required.

(l) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(m) No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising additional rent or the amount of the additional rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

(n) Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building and the San Rafael office center. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building or the San Rafael office center.

(o) Modification for Lender. If, in connection with Landlord’s obtaining construction, interim or permanent financing for the Building or Project, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

(p) Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum hereof without the consent of the other.

(q) Applicable Laws. This Lease shall be governed by and construed pursuant to the laws of the State of California.

(r) OFAC Certification. Tenant represents and warrants that Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

(s) Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any act or omission of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(t) Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Building or Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or the Building or use pictures or illustrations of the Project or the Building in advertising or other publicity, without the prior written consent of Landlord.

(u) Survival of Obligations. All provisions of this Lease which require the payment of money or the delivery of property after the termination of this Lease or require Tenant to indemnify, defend or hold Landlord harmless shall survive the termination of this Lease.

(v) Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(w) Demands and Consents. Whenever a provision of this Lease (i) requires that the consent of a party be obtained, such consent shall not be unreasonably withheld or delayed, unless such provision of this Lease expressly provides otherwise (including, without limitation, if such provision provides that such consent may be withheld in the party’s sole or absolute discretion), or (ii) provides that a party may make a demand or request of the other party, such demand or request shall be reasonable and made in good faith.

(x) HIPAA. Landlord agrees that from time to time during the Term, Landlord, its agents, employees or assigns, may be exposed to, or have access to, Protected Health Information (“PHI”), as defined by Health Insurance Portability and Accountability Act of 1996, 45 CFR Parts 160 and 164. Landlord agrees that Landlord, its agents, employees or assigns will not use or disclose PHI for any purpose unless expressly authorized by Tenant or required by a court of competent jurisdiction or by any governmental authority or by any state or federal law.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

TENANT:	Managed Health Network, Inc., a Delaware corporation

	By:	/s/ Dennis Bell
	Name:	Dennis Bell
	Title:	Vice President Real Estate Management

LANDLORD:	San Rafael Land Company, LLC,
a California limited liability company

	By:	/s/ Norbert J. Dickman
	Name:	Norbert J. Dickman
	Title:	Manager

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